Filed Pursuant to Rule 424(b)(3)
File No. 333-225709

PROSPECTUS

$250,000,000

Kennedy-Wilson, Inc.

Exchange Offer for

5.875% Senior Notes due 2024

We are offering to issue up to $250,000,000 aggregate principal amount of our 5.875% Senior Notes due 2024, which will be fully and unconditionally guaranteed by Kennedy-Wilson Holdings, Inc., our parent company, and certain subsidiaries of Kennedy-Wilson, Inc. (the “exchange notes”), in an exchange offer that will be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for any and all of our $250,000,000 aggregate principal amount of outstanding 5.875% Senior Notes due 2024 that we issued on March 2, 2018, which are fully and unconditionally guaranteed by Kennedy-Wilson Holdings, Inc. and certain subsidiaries of Kennedy-Wilson, Inc. (the “privately placed notes”). We are offering to exchange the privately placed notes for the exchange notes to satisfy our obligations in the registration rights agreement that we entered into when the privately placed notes were sold pursuant to Rule 144A and Regulation S under the Securities Act. The privately placed notes were issued in a private placement as additional notes under an indenture pursuant to which we originally issued $300.0 million in aggregate principal amount of 5.875% Senior Notes due 2024 on March 25, 2014, an additional $350.0 million aggregate principal amount on November 18, 2014 and an additional $250.0 million aggregate principal amount on August 12, 2016 (together, the “initial notes”). The exchange offer we are making pursuant to this prospectus does not extend to the initial notes. However, when issued, the exchange notes will be fungible with the initial notes.

The Exchange Offer

•	We will exchange all privately placed notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable, except in limited circumstances as described below.

•	You may withdraw tenders of your privately placed notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at midnight, New York City time, in the evening of July 31, 2018, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of the privately placed notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the privately placed notes, except that the exchange notes will be freely tradable, except in limited circumstances as described below.

Resales of the Exchange Notes

The exchange notes may be resold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on any securities exchange or market. All untendered privately placed notes will continue to be subject to the restrictions on transfer set forth in the privately placed notes and in the related indenture. In general, the privately placed notes may not be offered or sold, except in transactions that are registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate that we will register the resale of the privately placed notes under the Securities Act.

See “Risk Factors” beginning on page 10 for a discussion of certain risks that you should consider before participating in the exchange offer. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for privately placed notes where such privately placed notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with such resales. See “Plan of Distribution.”

If you are an affiliate of ours or any guarantor, or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, then you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act in connection with any resale of the exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2018.

You should rely only on the information contained or incorporated by reference in this prospectus or in any additional written communication prepared by or authorized by us. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or the exchange offer that is not contained in or incorporated by reference into this prospectus or in any additional written communication prepared by or on behalf of us. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange the privately placed notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or in any additional written communication prepared by or on behalf of us is accurate only as of the date on its cover page and that any information incorporated by reference herein is accurate only as of the date of the document containing such information incorporated by reference. As used in this prospectus, references to “company,” “we,” “us” and “our” and similar expressions refer to Kennedy-Wilson Holdings, Inc., and its subsidiaries, including Kennedy-Wilson, Inc., the issuer of the privately placed notes and the exchange notes, unless otherwise stated or the context otherwise requires. However, in the cover page of this prospectus and the sections of this prospectus titled “Prospectus Summary—The Exchange Offer,” “Prospectus Summary—The Exchange Notes,” “The Exchange Offer” and “Description of the Notes,” references to “company,” “we,” “us” and “our” and similar expressions refer only to Kennedy-Wilson, Inc. and not to its subsidiaries or Kennedy-Wilson Holdings, Inc.

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WHERE YOU CAN FIND MORE INFORMATION

Kennedy-Wilson Holdings, Inc., Kennedy-Wilson, Inc. and certain subsidiaries of Kennedy-Wilson, Inc., have filed with the United States Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act with respect to the exchange offer. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, to the extent that contract or document is filed or incorporated as an exhibit to the registration statement, we refer you to the that exhibit.

Kennedy-Wilson Holdings, Inc. is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files periodic reports, proxy statements and other information with the SEC. Materials that it files with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov from which interested persons can electronically access reports, proxy statements and other information relating to SEC registrants, including our company. Kennedy-Wilson Holdings, Inc.’s common stock is listed on the New York Stock Exchange, and reports, proxy statements and other information that it provides to the New York Stock Exchange can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our Internet website at http://www.kennedywilson.com contains information concerning us. On the Investor Relations page of that website, we provide access to all of Kennedy-Wilson Holdings, Inc.’s SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information on, or that can be accessed through, our Internet website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows certain issuers, including us, to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to those documents that are considered part of this prospectus but are filed separately with the SEC. Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document subsequently filed with the SEC and incorporated by reference, modifies or supersedes that statement. If any statement is so modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded. Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part. The following documents of Kennedy-Wilson Holdings are deemed to be incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 27, 2018 (File No. 001-33824);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 4, 2018 (File No. 001-33824);

•	our Current Reports on Form 8-K, filed with the SEC on February 5, 2018, February 28, 2018 (excluding Item 7.01 and related exhibits), March 2, 2018, March 20, 2018 (excluding Item 7.01 and the related exhibit), April 3, 2018, April 19, 2018, April 27, 2018, May 8, 2018 (excluding Item 7.01 and the related exhibit), May 29, 2018 (excluding Item 7.01 and the related exhibit), June 14, 2018 and June 27, 2018 (excluding Item 7.01 and the related exhibit) (File No. 001-33824);

•	the portions of our Proxy Statement on Schedule 14A, filed with the SEC on April 27, 2018 (File No. 001-33824), that are incorporated by reference in Part III of our Annual Report on Form 10-K referred to above; and

•	any future filings of Kennedy-Wilson Holdings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, and on or after the date of this prospectus and on or prior to the completion or termination of the exchange offer (or, in the case of the reoffering of exchange notes by broker-dealers as described in this prospectus, the termination of such reoffering).

See “Where You Can Find More Information” above for further information concerning how to obtain copies of these SEC filings. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference into this prospectus. Requests for copies of any such document should be directed to the Secretary, Kennedy-Wilson Holdings, Inc., 151 S El Camino Drive, Beverly Hills, California 90212, phone: (310) 887-6400.

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JULY 24, 2018, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus and may not contain all of the information that may be important to you. You should carefully read this together with the entire prospectus, and the documents incorporated by reference, including the “Risk Factors” section, the historical financial statements and the notes to those financial statements. As used in this section of the prospectus, the terms “we,” “Company,” “us” and “our” and similar expressions refer only to Kennedy-Wilson, Inc. and not to its subsidiaries or Kennedy-Wilson Holdings, Inc., unless otherwise stated or the context otherwise requires.

Our Company

Kennedy Wilson is a global real estate investment company. We own, operate, and invest in real estate both on our own and through our investment management platform. We focus primarily on multifamily and commercial properties located in the Western United States, United Kingdom, and Ireland. To complement our investment business, we also provide real estate services primarily to financial services clients.

Our value is primarily derived from our ownership in income-producing real estate assets. As of March 31, 2018, we have an ownership interest in approximately 53.0 million square feet of property globally, including 27,508 multifamily rental units and 19.0 million square feet of commercial property. In addition to our core income-producing real estate, we engage in development, redevelopment and value-add initiatives through which we enhance cash flows or reposition assets to increase sale value. Additionally, as of March 31, 2018, our investment management and property services business, or IMRES, manages approximately $16 billion of IMRES assets under management, which we refer to as IMRES AUM, the majority of which we have an ownership interest in and the balance of which we manage for third parties.

As of March 31, 2018, we have 511 employees in 24 offices throughout the United States, the United Kingdom, Ireland, Jersey, Spain and Japan.

Corporate Information

Kennedy-Wilson Holdings, Inc. is a Delaware corporation. Our corporate headquarters is located at 151 S El Camino Drive, Beverly Hills, California 90212, and our telephone number is (310) 887-6400.

Ratio of Earnings to Fixed Charges

	Three Months Ended March 31,	Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges(1)	1.51	1.60	1.13	1.62	2.15	1.76

(1)	The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, “earnings” consists of pretax income from continuing operations before noncontrolling interest and our equity in income of joint ventures plus fixed charges and operating distributions from equity investees, and “fixed charges” consists of interest expense, whether capitalized or expensed, amortization related to indebtedness and premiums or discounts of stock issuances and an estimate of interest expense within rental expense.

The Exchange Offer

In this prospectus, (1) the term “privately placed notes” refers to our outstanding 5.875% Senior Notes due 2024 and the related guarantees issued in a private placement on March 2, 2018, for a total aggregate principal amount of $250,000,000; (2) the term “exchange notes” refers to our 5.875% Senior Notes due 2024 and the related guarantees offered by this prospectus in exchange for the privately placed notes; (3) the term “initial notes” refers to the $300.0 million in aggregate principal amount of 5.875% Senior Notes due 2024 we issued in on March 25, 2014, the additional $350.0 million aggregate principal amount of such notes we issued on November 18, 2014 and the additional $250.0 million aggregate principal amount of such notes we issued on August 12, 2016; and (4) the term “notes” refers, collectively, to the privately placed notes, the exchange notes and the initial notes. As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to Kennedy-Wilson, Inc. and not to its subsidiaries or Kennedy-Wilson Holdings, Inc.

The summary below describes the principal terms of the exchange offer. See also the section of this prospectus titled “The Exchange Offer,” which contains a more detailed description of the terms and conditions of the exchange offer.

General	In connection with a private placement, we entered into a registration rights agreement with the purchasers of the privately placed notes in which we agreed, among other things, to use our reasonable best efforts to cause the exchange offer described in this prospectus to be consummated on the earliest practicable date after the registration statement of which this prospectus forms a part has become effective, but in no event later than August 29, 2018. You are entitled to exchange in the exchange offer your privately placed notes for exchange notes, which are identical in all material respects to the privately placed notes except:

•	the offer and sale of the exchange notes will have been registered under the Securities Act; the exchange notes are not entitled to any registration rights that are applicable to the privately placed notes under the registration rights agreement; and

•	the provisions of the registration rights agreement that provide for payment of additional amounts upon a registration default are no longer applicable.

The Exchange Offer	We are offering to exchange up to $250,000,000 aggregate principal amount of our 5.875% Senior Notes due 2024 and the related guarantees, the offer and sale of which have been registered under the Securities Act, for any and all of our outstanding privately placed notes and the related guarantees, which we issued on March 2, 2018. The privately placed notes may be exchanged only in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all privately placed notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Resale	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for privately placed notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without the requirement to comply with the registration and prospectus-delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for privately placed notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Expiration Date	The exchange offer expires at midnight, New York City time, in the evening of , 2018, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw any tender of your privately placed notes at any time prior to the expiration of the exchange offer. We will return to you any of your privately placed notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Privately Placed Notes	Each privately placed note bears interest at the rate of 5.875% per annum from the most recent date on which interest has been paid on the privately placed notes or, if no interest has been paid, from October 1, 2017. Interest is payable on April 1 and October 1 of each year and, in the case of the exchange notes, will accrue from, and including, April 1, 2018. No interest will be paid on privately placed notes following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Privately Placed Notes

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the privately placed notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold privately placed notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the procedures under DTC’s Automated Tender Offer Program by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not an “affiliate” of ours or of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	if you are a broker-dealer that receives exchange notes for your own account in exchange for privately placed notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of privately placed notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those privately placed notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those privately placed notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your privately placed notes, either make appropriate arrangements to register ownership of the privately placed notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your privately placed notes and your privately placed notes are not immediately available or you cannot deliver your privately placed notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your privately placed notes according to the guaranteed delivery procedures described under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Privately Placed Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered privately placed notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the privately placed notes under the circumstances described in the registration rights agreement. If you do not tender your privately placed notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the privately placed notes as set forth in the indenture under which the privately placed notes were issued, except we will not have any further obligation to you to provide for the exchange and registration of the privately placed notes and related guarantees under the registration rights agreement. To the extent that privately placed notes are tendered and accepted in the exchange offer, the trading market for privately placed notes could be adversely affected.

Consequences of Failure to Exchange	All untendered privately placed notes will continue to be subject to the restrictions on transfer set forth in the privately placed notes and in the indenture under which the privately placed notes were issued. In general, the privately placed notes may not be offered or sold, except in a transaction that is registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not anticipate that we will register the offer and sale of the privately placed notes under the Securities Act.

U.S. Federal Income Tax Consequences of the Exchange Offer	The exchange of privately placed notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wilmington Trust, National Association, will be the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the privately placed notes and the exchange notes. The exchange notes will have terms identical in all material respects to the privately placed notes, except that the offer and sale of the exchange notes will be registered under the Securities Act and the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement. As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to Kennedy-Wilson, Inc. and not to its subsidiaries or Kennedy-Wilson Holdings, Inc., unless otherwise stated or the context otherwise requires.

Issuer	Kennedy-Wilson, Inc.

Securities Offered	$250,000,000 in aggregate principal amount of 5.875% Senior Notes due 2024 and the related guarantees.

Initial Notes	We issued $300.0 million in aggregate principal amount of 5.875% Senior Notes due 2024 on March 25, 2014, an additional $350.0 million aggregate principal amount on November 18, 2014 and an additional $250.0 million aggregate principal amount on August 12, 2016, which we refer to the as the initial notes.

The exchange notes will be fungible with the initial notes and will be treated as a single series with the initial notes under the indenture governing the same. Holders of the exchange notes, the privately placed notes and the initial notes will vote as one class under the indenture.

Maturity	April 1, 2024.

Interest Rate	The exchange notes bear interest at a rate of 5.875% per annum.

Interest Payment Dates	The interest on the exchange notes is payable on April 1 and October 1 of each year, beginning on October 1, 2018. Interest will accrue from the most recent date on which interest has been paid on the privately placed notes or the exchange notes or, if no interest has been paid, from April 1, 2018.

Guarantees	The exchange notes will be guaranteed by Kennedy-Wilson Holdings, Inc. and, subject to certain exceptions, each material existing and future domestic subsidiary of Kennedy-Wilson, Inc. The guarantees by the guarantors of the exchange notes will rank equally in right of payment to all existing and future senior indebtedness of the guarantors and senior in right of payment to any of the guarantor’s existing and future subordinated indebtedness.

Ranking	The exchange notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to all of our future subordinated indebtedness;

•	rank equally in right of payment with all our future senior indebtedness; be effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such debt; and

•	be structurally subordinated in right of payment to all existing and future indebtedness of any of our subsidiaries that do not guarantee the exchange notes.

As of March 31, 2018:

•	we and our subsidiaries that will be the initial guarantors of the exchange notes had approximately $2,497.7 million of total senior indebtedness outstanding ($1,222.7 million of which was secured non-recourse mortgages and $1,275.0 million was senior unsecured indebtedness, consisting of the principal amount of the privately placed notes, $900.0 million principal amount of the initial notes, and $125.0 million outstanding under our term loan), excluding debt premium and discount and capitalized loan fees; and

•	we had no outstanding balances under our unsecured revolving line of credit and had $500.0 million of availability under this facility.

In addition, as of such date, we and the initial subsidiary guarantors had $84.8 million aggregate principal amount of guarantees that we and those guarantors provided in connection with loans secured by consolidated assets and assets held in various joint ventures that have recourse to us and our guarantors.

For the three months ended March 31, 2018 and the year ended December 31, 2017, the revenues of our non-guarantor subsidiaries constituted approximately 72.6% and 76.5%, respectively, of Kennedy-Wilson Holdings’ consolidated revenues, and the operating income of our non-guarantor subsidiaries for such periods was approximately $37.6 million and $198.1 million, respectively. As of March 31, 2018, the total assets of those subsidiaries constituted approximately 70.1% of Kennedy-Wilson Holdings’ consolidated total assets, and those subsidiaries had approximately $2,071.1 million of secured non-recourse mortgage indebtedness (excluding debt premium and discount and capitalized loan fees) and $1,379.2 million of unsecured bonds, of which none has recourse to us. However, these figures are as of March 31, 2018 and do not reflect transactions that we have entered into after that date, or future transactions that we may enter into. Depending on the particular terms of any acquisition or other transaction that one or more of our subsidiaries may enter into, those subsidiaries may not be required by the terms of the indenture to guarantee the notes. Accordingly, these figures may fluctuate from time to time, and these figures may increase or decrease materially in future periods. For example, the instruments governing our acquisitions (such as the relevant loan agreement, or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the borrower, or any related joint venture agreement or the terms of any relevant co-investment vehicle or separate account or investment program) may prohibit the relevant subsidiary from guaranteeing the notes. In many such cases, the indenture does not require our subsidiaries, including those described above, to guarantee the exchange notes. In addition, the indenture does not require certain non-material and non-wholly owned subsidiaries to guarantee the notes.

Optional Redemption	At any time prior to April 1, 2019, we may redeem the exchange notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date, as described in this prospectus.

At any time and from time to time on or after April 1, 2019, we may redeem the exchange notes, in whole or in part, at the redemption prices specified under the caption “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

There will be no sinking fund for the exchange notes.

Fundamental Change	Upon a fundamental change (as defined under “Description of the Notes”), we will be required to make an offer to purchase the exchange notes. The purchase price will equal 101% of the principal amount of the exchange notes being purchased on the date of purchase plus accrued and unpaid interest. We may not have sufficient funds available at the time of any fundamental change to make any required debt repayment (including repurchases of the exchange notes). See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to finance a fundamental change offer.”

Certain Covenants	The indenture governing the exchange notes contains covenants that limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	make investments; create restrictions on the payment of dividends or other amounts to us;

•	sell the stock of our subsidiaries;

•	transfer or sell assets; create liens;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	enter into mergers or consolidations.

However, these limitations are subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Book-Entry	The exchange notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of the Notes—Book-Entry, Delivery and Form” and “Description of the Notes—Exchange of Global Notes for Certificated Notes.”

No Listing	The exchange notes will not be listed on any securities exchange or market.

Risk Factors	You should carefully consider all of the information included and incorporated by reference in this prospectus. See “Risk Factors” included in this prospectus beginning on page 10. In addition, you should review the information set forth under “Forward-Looking Statements” before deciding to tender your privately placed notes in the exchange offer.

RISK FACTORS

Before deciding to tender your privately placed notes in the exchange offer, you should consider the risks described below and the other information included or incorporated by reference in this prospectus, including the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as the other reports we file from time to time with the SEC that are incorporated by reference herein. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In any such case, the market price of our exchange notes could decline and you could lose all or part of your investment. In addition, we may not be able to make payments of interest and principal on the exchange notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in this prospectus. In addition to the risk factors incorporated by reference herein, you should consider the additional risk factors below.

As used in this section of the prospectus, the terms “company,” “we,” “us” and “our” and similar expressions refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries, unless otherwise stated or the context otherwise requires.

Risks Relating to the Exchange Offer

If you do not exchange your privately placed notes in the exchange offer, the transfer restrictions currently applicable to your privately placed notes will remain in force and the market price of your privately placed notes could decline.

If you do not exchange your privately placed notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the privately placed notes as set forth in the offering memoranda distributed in connection with the private offerings of the privately placed notes. In general, the privately placed notes may not be offered or sold unless in transactions that are registered, or exempt from registration, under, or not subject to, the Securities Act (including pursuant to Rule 144 under the Securities Act, as and when available) and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the privately placed notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information on how to tender your privately placed notes. The tender of privately placed notes under the exchange offer will reduce the aggregate principal amount of the privately placed notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the privately placed notes due to reduction in liquidity. In addition, if you do not exchange your privately placed notes in the exchange offer, you will no longer be entitled to exchange your privately placed notes for exchange notes registered under the Securities Act and you will no longer be entitled to have your privately placed notes registered for resale under the Securities Act.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We do not intend to apply for listing of the exchange notes on any securities exchange or market. The exchange notes are a new issue of securities for which there is no established public market. The initial purchasers in the private offering of the privately placed notes may make a market in the exchange notes as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in any of the exchange notes, and they may discontinue their market-making activities at any time without notice. In addition, such market-making activity may be limited during the pendency of the exchange offer. Therefore, an active market for any of the exchange notes may not develop or, if developed, it may not continue. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Risks Relating to the Notes

Ratings of the notes may affect the market price and marketability of the notes.

The ratings of the initial notes are limited in scope and do not address all material risks relating to an investment in the exchange notes, but rather reflect only the view of each rating agency at the time the rating is issued. Securities rated below investment grade are generally subject to a higher risk of payment default and price volatility than similar, high-rated securities.

Ratings only reflect the views of the issuing rating agency or agencies, and ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Furthermore, a rating is not a recommendation to purchase, sell or hold any particular security, including the notes. In addition, ratings do not reflect market prices or the suitability of a security for a particular investor, and any rating of the notes may not reflect all risks related to us and our business or the structure or market value of the notes. An explanation of the significance of ratings may be obtained from the applicable rating agency.

A credit rating may not be issued and may not remain in effect for any given period of time, and the applicable rating agency may lower, suspend or withdraw entirely any rating that it has issued if, in that rating agency’s judgment, the circumstances so warrant. It is also possible that any rating assigned to the notes may be lowered in connection with future events, such as future acquisitions. Holders of the notes will have no recourse against us or any other parties in the event of the issuance of a lower-than-expected rating or a change in or suspension or withdrawal of such a rating. Any lower-than-expected rating, and any lowering, suspension or withdrawal of an issued rating, may adversely affect the market price or marketability of the notes.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee can be voided, or claims under the subsidiary guarantee may be subordinated to all other debts of that subsidiary guarantor, if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee or, in some states, when payments become due under the subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the subsidiary guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A subsidiary guarantee may also be voided, without regard to the above factors, if a court finds that the subsidiary guarantor entered into the subsidiary guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending on the governing law. Generally, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Each subsidiary guarantee will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of its obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

The notes will not be guaranteed by all of our subsidiaries.

The notes will not be guaranteed by a number of our subsidiaries. To the extent that any of our subsidiaries do not guarantee the notes, the notes will be structurally subordinated to all existing and future obligations, including indebtedness, of those non-guarantor subsidiaries. The claims of creditors of the non-guarantor subsidiaries, including trade creditors, will have priority as to the assets of those subsidiaries. As a result, if we default on our obligations under the notes, you will not have any claims against any of our subsidiaries that do not guarantee the notes. For the three months ended March 31, 2018 and the year ended December 31, 2017, the revenues of our non-guarantor subsidiaries constituted approximately 72.6% and 76.5%, respectively, of Kennedy-Wilson Holdings’ consolidated revenues, and the operating income of our non-guarantor subsidiaries for such periods was approximately $37.6 million and $198.1 million, respectively. As of March 31, 2018, the total assets of those subsidiaries constituted approximately 70.1% of Kennedy-Wilson Holdings’ consolidated total assets, and those subsidiaries had $2,071.1 million of secured non-recourse mortgage indebtedness (excluding debt premium and discount and capitalized loan fees) and $1,379.2 million of unsecured bonds, of which none has recourse to us. However, these figures are as of March 31, 2018 and do not reflect transactions that we have entered into after that date or future transactions that we may enter into. Depending on the particular terms of any acquisition or other transaction that one or more of our subsidiaries may enter into, those subsidiaries may not be required by the terms of the indenture governing the notes and the initial notes to guarantee the notes. Accordingly, these figures may fluctuate from time to time, and these figures may increase or decrease materially in future periods. For example, the instruments governing our acquisitions (such as the relevant loan agreement, or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the borrower, or any related joint venture agreement or the terms of any relevant co-investment vehicle or separate account or investment program) may prohibit the relevant subsidiary from guaranteeing the notes. In many such cases, the indenture does not require our subsidiaries, including those described above, to guarantee the notes. In addition, the indenture does not require, subject to limitation, certain non-material and non-wholly owned subsidiaries to guarantee the notes.

We may not have access to the cash flow and other assets of our subsidiaries and our joint ventures that may be needed to make payment on the notes.

Although our operations are conducted through our subsidiaries and joint ventures, our subsidiaries and joint ventures are not obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes depends on the earnings of, and the distribution of funds from, our subsidiaries and joint ventures. Furthermore, our subsidiaries will be permitted under the terms of the indenture governing the notes and the initial notes, our unsecured revolving line of credit and term loan facility and the instruments governing other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by those subsidiaries to us. The agreements governing the future indebtedness of our subsidiaries may not permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the notes when due. See “Description of Other Indebtedness.”

To service our indebtedness, including the notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors that are beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

However, our business may not generate sufficient cash flow from operations, current capital spending projects may require significant additional funds to complete or be successful and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may be unable to refinance any of our indebtedness, including our unsecured revolving line of credit and term loan facility, the notes and the initial notes, on commercially reasonable terms or at all.

We may not have the ability to raise the funds necessary to finance a fundamental change offer.

Upon the occurrence of a fundamental change (as defined in the indenture governing the notes and the initial notes), which includes a change of control event or a delisting of our common stock, we will be required to offer to repurchase all of the notes and the initial notes. We may have insufficient funds available to make any required repurchases of the notes and the initial notes. In addition, our unsecured credit facility provides that the occurrence of a change of control constitutes a default. Our failure to purchase tendered notes and initial notes would constitute a default under the indenture governing them, which, in turn, would constitute a default under our credit facility. See “Description of the Notes—Fundamental Change.”

An active trading market for the notes may not develop.

Prior to this exchange offer, there was no public market for the privately placed notes and only a limited public market for the initial notes. The initial purchasers of the privately placed notes may make a market in the notes, including the exchange notes and the initial notes. However, the initial purchasers may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, an active trading market may not develop or be maintained for the notes. If an active market does not develop or is not maintained, the market price of the notes may decline and the liquidity of the notes may be limited.

Furthermore, if you do not tender your privately placed notes for exchange, you will not receive any exchange notes and your privately placed notes will not be fungible with the initial notes or the exchange notes. If other holders tender their privately placed notes and you do not, then the market for the privately placed notes will also likely be adversely affected due to the reduction in the amount of privately placed notes. Each of these events will adversely affect the market and liquidity of the privately placed notes and your ability to resell your privately placed notes at a favorable price, if at all.

Our debt agreements will contain restrictions that will limit our flexibility in operating our business.

The indenture governing the notes and the initial notes contains, and the agreement governing our unsecured revolving line of credit and term loan facility contains, various covenants that limit our ability to engage in specified types of transactions. These covenants limit Kennedy Wilson’s and its restricted subsidiaries’ ability to, among other things:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell the stock of our subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	enter into mergers or consolidations.

Additionally, the agreement governing our unsecured credit facility requires us to maintain certain financial ratios. A breach of any of these covenants could result in a default under the indenture governing the notes and the initial notes and the agreement governing our unsecured credit facility. We may also be unable to take advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our indebtedness. See “Description of Other Indebtedness.”

Many of the restrictive covenants contained in the indenture will not apply if the notes are rated investment grade by Moody’s and S&P and no event of default has occurred and is continuing.

Many of the covenants in the indenture governing the notes and the initial notes will not apply if the notes are rated investment grade (as defined in the indenture) by Moody’s and S&P, provided that at such time no event of default with respect to the notes has occurred and is continuing. There can be no assurance that the notes will ever be rated investment grade or, if they are rated investment grade, that the notes will maintain such ratings. Termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the Notes—Certain Covenants.”

FORWARD-LOOKING STATEMENTS

As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to Kennedy-Wilson, Inc. and not to its subsidiaries or Kennedy-Wilson Holdings, Inc., unless otherwise stated or the context otherwise requires.

Statements included or incorporated by reference in this prospectus or in other reports and statements released by us that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21 of the Securities Exchange Act. These forward-looking statements are necessary estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as “believe,” “may,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements, but the absence of any of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we do not guarantee that the transactions and events described will happen as described (or that they will happen at all). In evaluating these statements, you should specifically consider the risks described and referred to under the heading “Risk Factors” on page 10 of this prospectus, including, but not limited to, the following factors:

•	disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated;

•	volatility and disruption of the capital and credit markets, higher interest rates, higher loan costs, less desirable loan terms and a reduction in the availability of mortgage loans, all of which could increase costs and could limit our ability to acquire additional real estate assets;

•	high levels of unemployment and general slowdowns in commercial activity;

•	our leverage and ability to refinance existing indebtedness or incur additional indebtedness;

•	an increase in our debt service obligations;

•	our ability to generate a sufficient amount of cash to satisfy working capital requirements and to service our existing and future indebtedness;

•	our ability to achieve improvements in operating efficiency;

•	foreign currency fluctuations;

•	performance of our foreign currency hedge and similar instruments;

•	adverse changes in the securities markets;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	changes in tax laws in the United States (including those made by the Tax Cuts and Jobs Act enacted in December 2017), Ireland, United Kingdom, Spain, Italy or Japan that reduce or eliminate deductions or other tax benefits we receive;

•	our ability to repatriate investment funds in a tax-efficient manner;

•	future acquisitions may not be available at favorable prices or upon advantageous terms and conditions;

•	costs relating to the acquisition of assets we may acquire could be higher than anticipated;

•	our ability to retain major clients and renew related contracts; and

•	trends in use of large, full-service commercial real estate providers.

Any such forward-looking statements should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the factors discussed above. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

None of Kennedy-Wilson, Inc. or the guarantors will receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, Kennedy-Wilson, Inc. will receive in exchange a like principal amount of privately placed notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights or additional interest upon a failure to fulfill certain obligations under the registration rights agreement. The privately placed notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

THE EXCHANGE OFFER

As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to Kennedy-Wilson, Inc. and not to its subsidiaries or Kennedy-Wilson Holdings, Inc., unless otherwise stated or the context otherwise requires.

General

We are offering to exchange a like principal amount of exchange notes for any or all privately placed notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your privately placed notes pursuant to the exchange offer, in permitted denominations.

As of the date of this prospectus, $1,150,000,000 aggregate principal amount of 5.875% Senior Notes due 2024 is outstanding. This prospectus, together with the letter of transmittal, is first being sent to all registered holders of privately placed notes known to us on or about July 3, 2018. Our obligation to accept privately placed notes for exchange pursuant to the exchange offer is subject to the satisfaction or waiver of certain conditions set forth under “—Conditions to the Exchange Offer” below. We anticipate that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We issued $250 million in aggregate principal amount of the privately placed notes on March 2, 2018. In connection with the private offering and sale of the privately placed notes, we and the guarantors of the notes entered into a registration rights agreement with the initial purchasers of the privately placed notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the privately placed notes for exchange notes. The following description of the registration rights agreement is only a brief summary of the agreement. It does not purport to be complete and is qualified in its entirety by reference to all of the terms, conditions and provisions of the registration rights agreement. For further information, please refer to the registration rights agreement attached as exhibits to our Current Reports on Form 8-K filed with the SEC on March 2, 2018 and listed in the exhibit index in the registration statement of which this prospectus forms a part.

Pursuant to the registration rights agreement, we agreed to use our reasonable best efforts to cause the registration statement of which this prospectus forms a party to become effective and to cause the exchange offer to be consummated on the earliest practicable date after the date such registration statement has become effective, but in no event later than August 29, 2018. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the privately placed notes, except that the offer and sale of the exchange notes will be registered under the Securities Act, and the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement. Pursuant to the registration rights agreement and under the circumstances set forth below, we and the guarantors of the notes agreed to use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the privately placed notes within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective until the earliest of (i) the time when the exchange notes covered by the shelf registration statement can be sold by non-affiliates pursuant to Rule 144(b)(i) without any limitations under Rule 144(c); (ii) one year following the effective date of the shelf registration statement; or (iii) the date on which all exchange notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. These circumstances include:

•	if applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

•	if, for any other reason, we do not consummate the exchange offer on or before August 29, 2018;

•	if an initial purchaser of the outstanding notifies us following consummation of the exchange offer that privately placed notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

•	certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus.

•	If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay additional interest to holders of the privately placed notes. Such additional interest will generally be required to be paid if: we fail to consummate the exchange offer on or before August 29, 2018;

•	we are required to file a shelf registration statement because applicable interpretations of the SEC staff do not permit the us to effect the exchange offer, and we fail to file such shelf registration statement with the SEC on or before August 29, 2018 or the shelf registration statement does not become effective under the Securities Act on or before August 29, 2018;

•	we are required to file a shelf registration statement for any reason other than the fact that applicable interpretations of the SEC staff do not permit us to effect the exchange offer, and we fail to file the shelf registration statement with the SEC on or before the 90th day after the date on which the shelf registration statement is required to be filed;

•	after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions).

If you wish to exchange your privately placed notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you will acquire the exchange notes in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not our “affiliate” or an “affiliate” of any guarantor of the notes, as defined by Rule 405 of the Securities Act, or if you are an “affiliate,” you will comply with the registration and prospectus-delivery requirements of the Securities Act to the extent applicable; and

•	you are not engaged in, and do not intend to engage in, a distribution of exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for privately placed notes, where the broker-dealer acquired the privately placed notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus-delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not our “affiliate” or an “affiliate” of any guarantor of the notes as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

If you are our “affiliate,” or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus-delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, or for the resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the privately placed notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for privately placed notes where such privately placed notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, we will accept for exchange in the exchange offer any privately placed notes that are validly tendered and not validly withdrawn prior to the expiration date. Privately placed notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 in excess thereof of exchange notes in exchange for a corresponding principal amount of privately placed notes surrendered in the exchange offer. In exchange for each privately placed note surrendered in the exchange offer, we will issue exchange notes with a like principal amount.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the privately placed notes, except that the offer and sale of the exchange notes will be registered under the Securities Act and the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the privately placed notes. For a description of the indenture, see “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of privately placed notes being tendered for exchange.

As of the date of this prospectus, $250,000,000 aggregate principal amount of the privately placed notes is outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of privately placed notes. There will be no fixed record date for determining registered holders of privately placed notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. privately placed notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and be entitled to the rights and benefits that such holders have under the indenture relating to such holders’ series of privately placed notes and the registration rights agreement, except we will not have any further obligations to provide for the registration of the privately placed notes under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered privately placed notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept privately placed notes for exchange upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your privately placed notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of privately placed notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the information under the caption “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means midnight, New York City time, in the evening of July 31, 2018. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the privately placed notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notification will set forth, among other things, the approximate number of privately placed notes tendered to date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any privately placed notes (only in the case that we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied by giving written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the privately placed notes. If we amend an exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable privately placed notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any privately placed notes, and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the privately placed notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering privately placed notes” and “Plan of Distribution;” and

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the offer and sale of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any privately placed notes by giving oral or written notice of such extension to their holders. We will return any privately placed notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any privately placed notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the privately placed notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any privately placed notes tendered, and will not issue exchange notes in exchange for any such privately placed notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Privately Placed Notes

To tender your privately placed notes in the exchange offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, you must comply with either of the following conditions:

•	the exchange agent must receive certificates for privately placed notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of privately placed notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and the letter of transmittal.

The method of delivery of privately placed notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing privately placed notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose privately placed notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your privately placed notes, you should promptly instruct the registered holder to tender privately placed notes on your behalf. If you wish to tender the privately placed notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your privately placed notes, either:

•	make appropriate arrangements to register ownership of the privately placed notes in your name; or

•	obtain a properly completed bond power from the registered holder of privately placed notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. We are not responsible for any delays in any such transfer.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act, unless the privately placed notes surrendered for exchange are tendered:

•	by a registered holder of the privately placed notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any privately placed notes listed on the privately placed notes, such privately placed notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the privately placed notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing privately placed notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also so indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the privately placed notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering privately placed notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for privately placed notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	privately placed notes or a timely book-entry confirmation of such privately placed notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering privately placed notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our “affiliate” or an “affiliate” of any guarantor of the notes within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for privately placed notes must represent that such privately placed notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Our interpretation of the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and our resolution of all questions as to the validity, form, eligibility, including time of receipt, and acceptance of privately placed notes tendered for exchange will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular privately placed notes not properly tendered or to not accept any particular privately placed notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular privately placed notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of privately placed notes for exchange must be cured before the expiration date. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of privately placed notes for exchange, nor will we or any of them incur any liability for any failure to give notification. Any privately placed notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the privately placed notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the privately placed notes by causing the book-entry transfer facility to transfer those privately placed notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of privately placed notes requires receipt of a confirmation of a book-entry transfer, which we refer to as a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of privately placed notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered privately placed notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of privately placed notes who are unable to deliver confirmation of the book-entry tender of their privately placed notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their privately placed notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your privately placed notes, but your privately placed notes are not immediately available or you cannot deliver your privately placed notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such privately placed notes and the principal amount of privately placed notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within two New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the privately placed notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered privately placed notes in proper form for transfer or a book-entry confirmation of transfer of the privately placed notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal, within two New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your privately placed notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of privately placed notes at any time prior to the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the privately placed notes to be withdrawn;

•	identify the privately placed notes to be withdrawn, including the certificate numbers and principal amount of the privately placed notes; and

•	where certificates for privately placed notes have been transmitted, specify the name in which such privately placed notes were registered, if different from that of the withdrawing holder.

If certificates for privately placed notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the certificate numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution, unless you are an eligible guarantor institution.

If privately placed notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn privately placed notes and otherwise comply with the procedures of the facility. We will determine, in our reasonable discretion, all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any privately placed notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any privately placed notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the privately placed notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn privately placed notes may be retendered by following the procedures described under “—Procedures for Tendering privately placed notes” above at any time on or prior to the expiration date.

Exchange Agent

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. Wilmington Trust, National Association, also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail or Overnight Courier:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Global Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

Attn: Workflow Management — 5th Floor

By Facsimile: (302) 636-4145 Attn: Workflow Management

By Hand Delivery:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Global Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

Attn: Workflow Management — 5th Floor

To Confirm by Email: DTC2@wilmingtontrust.com Attn: Workflow Management

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provide that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of privately placed notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person for soliciting tenders of privately placed notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the privately placed notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses of the exchange offer and amortize them over the life of the notes.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of privately placed notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing privately placed notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of privately placed notes tendered;

•	tendered privately placed notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of privately placed notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their privately placed notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that privately placed notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your privately placed notes for exchange notes under the exchange offer, your privately placed notes will remain subject to the restrictions on transfer of such privately placed notes:

•	as set forth in the legend printed on the privately placed notes as a consequence of the issuance of the privately placed notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the privately placed notes.

In general, you may not offer or sell your privately placed notes except in transactions that are registered under the Securities Act or if the offer or sale is exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the privately placed notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered privately placed notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any privately placed notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered privately placed notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Unless otherwise stated or the context otherwise requires, as used in this section, the words “we,” “us,” “our,” “company” or “Kennedy-Wilson” refer to Kennedy-Wilson, Inc. and its subsidiaries.

Unsecured Credit Facility

We have a $700.0 million unsecured credit facility with a syndicate of lenders, Bank of America, N.A., as administrative agent and Bank of America, N.A. and JPMorgan Chase Bank, N.A. as letter of credit issuers. The borrower under the unsecured credit facility is Kennedy-Wilson, Inc., and the guarantors are Kennedy-Wilson Holdings, Inc. and the subsidiaries of Kennedy-Wilson Holdings, Inc. that are guarantors under the notes.

The unsecured credit facility is comprised of a $500.0 million revolving line of credit and a $200.0 million term loan facility. Loans under the revolving line of credit bear interest at a rate equal to LIBOR plus between 1.75% and 2.75%, depending on the consolidated leverage ratio as of the applicable measurement date. Loans under the term loan facility bear interest at a rate equal to LIBOR plus between 1.65% and 2.65%, depending on the consolidated leverage ratio as of the applicable measurement date. The unsecured credit facility has a maturity date of March 31, 2021. Subject to certain conditions precedent and at our option, the maturity date of the unsecured credit facility may be extended by one year.

During the three months ended March 31, 2018 and the year ended December 31, 2017, the average outstanding borrowings under the unsecured revolving credit facility were $281.1 million and $285.2 million, respectively. As of the date of this prospectus, the principal amount outstanding under this unsecured revolving credit facility is $50.0 million and the principal amount outstanding under the unsecured term loan facility is $125.0 million.

The unsecured credit facility contains customary financial, affirmative and negative covenants. The financial covenants under the credit facility require us to maintain:

•	a maximum consolidated leverage ratio (as defined in the credit agreement) of not greater than 65%, measured as of the last day of each fiscal quarter;

•	a minimum fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.70 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended;

•	a minimum consolidated tangible net worth equal to or greater than the sum of $1,066,753,000 plus an amount equal to fifty percent (50%) of net equity proceeds we receive after the date of the most recent financial statements that are available as of October 20, 2017, measured as of the last day of each fiscal quarter;

•	a maximum recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter;

•	a maximum secured recourse leverage ratio (as defined in the credit agreement) of not greater than 3.5% of consolidated total asset value and 3.5% of consolidated total asset value as of October 20, 2017, measured as of the last day of each fiscal quarter;

•	a maximum adjusted secured leverage ratio (as defined in the credit agreement) of not greater than 55%, measured as of the last day of each fiscal quarter; and

•	liquidity (as defined in the credit agreement) of at least $75 million.

In addition to customary reporting and compliance requirements, the principal negative and affirmative covenants under the unsecured credit facility require us, among other things:

•	not to incur indebtedness, other than those permitted by the unsecured credit facility;

•	not to permit any incurrence of liens, other than those permitted by the unsecured credit facility;

•	not to make or allow certain investments unless certain conditions set forth in the unsecured credit facility are satisfied;

•	not to enter into a merger, consolidation, reorganization or recapitalization or to reincorporate in a different jurisdiction, liquidate or sell substantially all of our assets;

•	not to engage in transactions with affiliates, other than those permitted by the unsecured credit facility;

•	to maintain insurance policies with certain minimum coverage; and

•	not to make a change in the principal nature of our business;

The credit agreement also provides that we must cause each of our subsidiaries that becomes a guarantor of the notes and the initial notes to become a guarantor under this credit facility.

As of March 31, 2018, we were in compliance with such covenants. We pay customary fees to the administrative agent and the lenders under our unsecured credit facility.

5.875% Senior Notes due 2024

We issued $300.0 million in aggregate principal amount of 5.875% Senior Notes due 2024 on March 25, 2014, an additional $350.0 million aggregate principal amount on November 18, 2014 and an additional $250.0 million aggregate principal amount on August 12, 2016, which we collectively refer to as the “initial notes.” We issued $250.0 million aggregate principal amount of the privately placed noted on March 2, 2018.

The exchange notes will have substantially identical terms as the initial notes, as described under “Description of the Notes,” and will be treated as a single series with the initial notes. Holders of the exchange notes, the initial notes and the private placements notes (if any remain outstanding after the consummation of this exchange offer) will vote as one class under the indenture.

KWE Senior Notes Payable

KWE issued £300 million principal amount of its 3.95% fixed-rate senior unsecured bonds due 2022 in June 2015 and additional £200 million principal amount of such bonds in September 2016, which we collectively refer to as the KWE bonds. The KWE bonds bear interest at a rate of 3.95% per annum, payable annually in arrears on June 30 of each year. KWE effectively reduced the interest rate of the KWE bonds to 3.35% per annum as a result of it entering into swap arrangements to convert 50% of the proceeds into Euros. The KWE bonds mature on June 30, 2022.

In 2015, KWE established a £2.0 billion Euro Medium Term Note Programme, or EMTN, pursuant to which KWE may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies. During the fourth quarter of 2015 and the second quarter of 2016, KWE drew down under its EMTN Programme, with the issuances of senior unsecured notes for an aggregate principal amount of €550 million, which we refer to as the KWE notes. The KWE notes accrue interest at an annual fixed rate of 3.25%, and mature in 2025.

The trust deeds that govern the KWE bonds and the KWE notes contains various restrictive covenants, including, among others, limitations on KWE’s and its material subsidiaries’ ability to provide certain negative pledges. The trust deeds limit the ability of KWE and its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the incurrence of the new indebtedness, (1) KWE’s consolidated net indebtedness (as defined in the trust deeds) would exceed 60% of KWE’s total assets (as calculated pursuant to the terms of the trust deeds); and (2) KWE’s consolidated secured indebtedness (as defined in the trust deeds) would exceed 50% of KWE’s total assets (as calculated pursuant to the terms of the trust deeds). The trust deeds also requires KWE, as of each reporting date, to maintain an interest coverage ratio (as defined in the trust deeds) of at least 1.50 to 1.00 and have unencumbered assets of no less than 125% of its unsecured indebtedness (as defined in the trust deeds). The covenants associated with the KWE Bonds and the KWE notes are not obligations of Kennedy-Wilson Holdings, Inc., and these obligations are presented as a component of our investment debt as they are unsecured obligations relating to an underlying investment of ours. As of March 31, 2018, KWE was in compliance with these covenants.

Other Consolidated Debt

In addition to the indebtedness described above, we also carry non-recourse, asset-level indebtedness on our consolidated balance sheet. As of March 31, 2018, the outstanding principal amount under these loans was $3,293.8 million (excluding debt discount), with a weighted average interest rate of 3.33% per annum and a weighted average remaining maturity of 6.0 years. As of March 31, 2018, $1,222.7 million (excluding debt discount) of this indebtedness was indebtedness of our guarantor subsidiaries and $2,071.1 million (excluding debt premium and discount and capitalized loan fees) was indebtedness of our non-guarantor subsidiaries.

DESCRIPTION OF THE NOTES

In this description, the words “we,” “us,” “our” and “Issuer” refer to Kennedy-Wilson, Inc. and not to any of its subsidiaries. Certain terms used in this description are defined under the subheading “—Certain Definitions.”

On March 25, 2014 (the “Original Issue Date”), we issued $300.0 million principal amount of 5.875% Senior Notes due 2024 (the “Original Notes”) under an indenture (the “Base Indenture”), dated as of March 25, 2014, between us and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture thereto (the “Supplemental Indenture,” and, the Base Indenture, as supplemented by the Supplemental Indenture and the Issuance Supplemental Indenture defined below, and as further supplemented through the date of this prospectus, the “Indenture”), dated as of March 25, 2014, among us, the Trustee and the initial Guarantors. On November 18, 2014, we issued an additional $350.0 million aggregate principal amount of 5.875% Senior Notes due 2024, and on August 12, 2016, we issued an additional $250.0 million aggregate principal amount of 5.875% Senior Notes due 2024 (such Notes, together with the Original Notes, the “Initial Notes”). On March 2, 2018, we issued an additional $250.0 million aggregate principal amount of 5.875% Senior Notes due 2024 (the “Privately Placed Notes”), and in connection with such issuance, we executed and delivered a supplemental indenture (the “Issuance Supplemental Indenture”) with the Trustee providing for certain terms relating to the Privately Placed Notes. We will issue and deliver 5.875% Senior Notes due 2024 (the “Exchange Notes”) in exchange for all Privately Placed Notes validly tendered and not withdrawn in this exchange offer. As used in this section, the term “Notes” refers to the Initial Notes, the Privately Placed Notes, the Exchange Notes and any other Additional Notes issued under the Indenture, collectively.

The Exchange Notes will be issued as Additional Notes under the Indenture and will be treated as a single series with the Initial Notes and, if any remain outstanding after the consummation of the exchange offer, any Privately Placed Notes. Holders of the Exchange Notes, the Initial Notes and, if any, the Privately Placed Notes will vote as one class under the Indenture. Because the Privately Placed Notes were issued in transactions that were exempt from, or not subject to, the registration and prospectus-delivery requirements of the Securities Act, they are subject to transfer restrictions. The Initial Notes are currently freely tradable by persons who are not our affiliates. Upon issuance in exchange for the Privately Placed Notes, the Exchange Notes will become fungible with the Initial Notes under the Securities Act.

The terms of the Notes include those stated in the Indenture and those that will be made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. You may request copies of the Indenture at our address set forth under the heading “Incorporation of Certain Documents by Reference.”

Brief Description of the Notes

The Notes:

•	are unsecured senior obligations of the Issuer;

•	are senior in right of payment to all existing and any future Subordinated Obligations of the Issuer; and

•	will be guaranteed by Kennedy-Wilson Holdings, Inc. and each Subsidiary Guarantor on a senior basis.

Principal, Maturity and Interest

The Issuer previously issued $900 million aggregate principal amount of Initial Notes and $250 million aggregate principal amount of Privately Placed Notes. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on April 1, 2024. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” we are permitted to issue more notes under the Indenture in an unlimited aggregate principal amount (the “Additional Notes”), provided that if the Additional Notes are not fungible with the Notes for United States federal income tax purposes, the Additional Notes will have a separate CUSIP number. The Exchange Notes will constitute Additional Notes for the purposes of the Indenture, and they will initially be assigned a different CUSIP number than the Initial Notes. The existing Initial Notes, the Additional Notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single series of Notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Holders of the Initial Notes, the Additional Notes offered hereby and any Additional Notes subsequently issued under the Indenture will vote as one class under the Indenture.

Interest on the Notes will accrue at the rate of 5.875% per annum, payable semi-annually in arrears on April 1 and October 1 of each year. Interest on the Exchange Notes will accrue from the most recent date on which interest has been paid on the Privately Placed Notes or, if no interest has been paid on the Privately Placed Notes, from October 1, 2017. We will make each interest payment to the holders of record of these Notes on the immediately preceding March 15 and September 15, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option.

On and after April 1, 2019, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

Period	Redemption Price
2019	102.938%
2020	101.958%
2021	100.979%
2022 and thereafter	100.000%

Before April 1, 2017, the Issuer was entitled at its option on one or more occasions to redeem Notes (which includes Additional Notes) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes) originally issued at a redemption price (expressed as a percentage of principal amount) of 105.875%, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, with an amount not to exceed the net cash proceeds from one or more Equity Offerings (provided that if the Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Issuer), provided that:

•	at least 65% of such aggregate principal amount of Notes (which includes Additional Notes) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Issuer or its Affiliates); and

•	each such redemption occurs within 90 days after the date of the related Equity Offering.

Prior to April 1, 2019, we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be delivered electronically if held at DTC or mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date and as provided by the Issuer, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H. 15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after April 1, 2019, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed or delivered electronically if held at DTC, in each case, plus 0.50%.

“Applicable Premium” means with respect to a Note at any redemption date, as provided by the Issuer, the greater of (1) 1.00% of the principal amount of such Note on such redemption date and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on April 1, 2019 (such redemption price being described in the second paragraph in this “ —Optional Redemption” section, exclusive of any accrued and unpaid interest) plus (ii) all required remaining scheduled interest payments due on such Note through April 1, 2019 (but excluding accrued and unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to April 1, 2019, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to April 1, 2019.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Issuer, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer” means each of (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc.; and (2) a primary U.S. Government securities dealer in the United States selected by U.S. Bancorp Investments, Inc., and in each case the respective successors and assigns of the foregoing.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding date that the applicable redemption notice is first mailed or delivered electronically if held at DTC.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method in accordance with the procedures of DTC.

We will redeem Notes with principal amounts of $2,000 or less in whole and not in part. We will cause notices of redemption to be delivered electronically if held at DTC or mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

No Sinking Fund; Open Market Purchases

We are not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Fundamental Change” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

Parent and each Subsidiary Guarantor of the Issuer will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Indenture and the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty are designed to be limited as necessary to prevent such Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law and, therefore, will be expressly limited to the maximum amount that such Subsidiary Guaranty could guarantee without such Subsidiary Guaranty constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Subsidiary Guaranty from constituting a fraudulent conveyance. See “Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

The Subsidiary Guaranty of a Subsidiary Guarantor will be deemed to be automatically and unconditionally released and discharged, without the need of any action on the part of such Subsidiary Guarantor or the Trustee or otherwise:

(1)        upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor (including, for the avoidance of doubt, any transaction pursuant to which such Subsidiary Guarantor ceases to be a Subsidiary of the Issuer);

(2)        upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

(3)        upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary or a Non-Material Subsidiary pursuant to the terms of the Indenture;

(4)        upon a legal defeasance or satisfaction and discharge of the Notes, as provided under “—Defeasance and Satisfaction and Discharge”; or

(5)        as described under “—Amendments and Waivers,”

in the case of clause (1) or (2), other than to the Issuer or a Restricted Subsidiary and as permitted by the Indenture.

Notwithstanding anything to the contrary in the Indenture, the Notes or the Guaranties, if the Issuer, due to an error made in good faith, causes any Person to execute the Supplemental Indenture or any other supplement to the Base Indenture, or any other instrument, purporting to cause such Person to guarantee the Notes and become a Subsidiary Guarantor and, at the time of such execution, such Person is not a domestic Subsidiary of the Issuer, then, notwithstanding such Supplemental Indenture or other supplement or instrument, the Subsidiary Guaranty of such Person shall automatically, and without the need for any action on the part of the Issuer, such Person or the Trustee or otherwise, be null and void, with the same force and effect as if such execution had never occurred. Without limiting the generality of the foregoing, the Issuer and such Person may nonetheless thereafter execute and deliver to the Trustee such instruments or other documents that shall memorialize the nullification of such Subsidiary Guaranty.

Not all of our Subsidiaries will guarantee the notes. Also, the joint venture and fund entities in which we have investments and their respective subsidiaries (which are not Subsidiaries of the Issuer as of the date of the Indenture) are not guarantors and are not subject to any of the obligations and covenants described hereunder. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. For the three months ended March 31, 2018 and the year ended December 31, 2017, the revenues of our non-guarantor subsidiaries constituted approximately 72.6% and 76.5%, respectively, of Parent’s consolidated revenues, and the operating income of our non-guarantor subsidiaries for such periods was approximately $37.6 million and $198.1 million, respectively. As of March 31, 2018, the total assets of those subsidiaries constituted approximately 70.1% of Parent’s consolidated total assets, and those subsidiaries had $2,071.1 million of secured non-recourse mortgage indebtedness (excluding debt premium and discount and capitalized loan fees) and $1,379.2 million of unsecured bonds, of which none has recourse to us. However, these figures are as of March 31, 2018 and do not reflect transactions that we have entered into after that date or future transactions that we may enter into. Depending on the particular terms of any acquisition or other transaction that one or more of our subsidiaries may enter into, those subsidiaries may not be required by the terms of the Indenture to guarantee the Notes. Accordingly, these figures may fluctuate from time to time, and these figures may increase or decrease materially in future periods. For example, the instruments governing our acquisitions (such as the relevant loan agreement, or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the borrower, or any related joint venture agreement or the terms of any relevant Co-investment Vehicle or separate account or investment program) may prohibit the relevant subsidiary from guaranteeing the Notes. In many such cases, the Indenture does not require our subsidiaries, including those described above, to guarantee the Notes.

Ranking

The indebtedness evidenced by the Notes and the Guaranties will be senior unsecured obligations and will rank pari passu in right of payment with all other unsecured Senior Indebtedness of the Issuer or the applicable Guarantor, as the case may be.

As of March 31, 2018, the Issuer’s and the Guarantors’ Senior Indebtedness was approximately $2,497.7 million, of which:

•	$1,222.7 million (excluding debt premium and discount and capitalized loan fees) was secured Non-Recourse Indebtedness under mortgage loans;

•	$1,275.0 million was unsecured Senior Indebtedness, consisting of the Privately Placed Notes, $900.0 million of the Initial Notes and approximately $125.0 million outstanding under the term loan facility of the Issuer’s Credit Agreement; and

•	the Issuer had no Indebtedness outstanding under its revolving credit line under the Credit Agreement and had $500.0 million of availability thereunder.

In addition, as of such date, the Issuer and the Subsidiary Guarantors would have had $84.8 million aggregate principal amount of Guarantees that the Issuer and the Guarantors provided in connection with loans secured by consolidated assets and assets held in various joint ventures and that are recourse to the Issuer and the Guarantors.

The Notes and the Guaranties are unsecured obligations of the Issuer and the Guarantors, as the case may be. Secured debt and other secured obligations of the Issuer and the Guarantors will be effectively senior to the Notes and the Guaranties to the extent of the value of the assets securing such debt or other obligations. In addition, all Indebtedness and trade payables of non-guarantor Subsidiaries will be effectively senior to the Notes and the Guaranties.

Not all of our subsidiaries will guarantee the Notes. See “Risk Factors—Risks Related to the Notes—The notes will not be guaranteed by all of our subsidiaries.”

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, subject to the limitations set forth in the covenants described under “—Certain Covenants—Limitation on Liens,” such Indebtedness may be secured Indebtedness. See “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.”

Fundamental Change

Upon the occurrence of a Fundamental Change, each noteholder shall have the right to require that the Issuer purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Fundamental Change, unless we have exercised our option to redeem all the Notes as described under “—Optional Redemption,” we will mail (or deliver electronically, if held at DTC) a notice to each noteholder with a copy to the Trustee (the “Fundamental Change Offer”) stating:

•	that a Fundamental Change has occurred and that such noteholder has the right to require us to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of noteholders of record on the relevant record date to receive interest on the relevant interest payment date);

•	the circumstances and relevant facts regarding such Fundamental Change (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Fundamental Change);

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

•	the instructions, as determined by us, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

We will not be required to make a Fundamental Change Offer following a Fundamental Change if a third party makes the Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Fundamental Change Offer made by us and purchases all Notes validly tendered and not withdrawn under such Fundamental Change Offer or if we have exercised our option to redeem all the Notes pursuant to the provisions described under “—Optional Redemption.”

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Fundamental Change. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Fundamental Change purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Fundamental Change purchase feature is a result of negotiations between the Issuer and the underwriters of the Notes. We have no present intention to engage in a transaction involving a Change of Control and we do not foresee the occurrence of a Termination of Trading, although it is possible that, in the future, we could decide to engage in a transaction involving a Change of Control or a Termination of Trading occurs. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture or result in a Termination of Trading, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness,” and “—Limitation on Liens,” which limitations may terminate as described under “—Defeasance and Satisfaction and Discharge” below. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Holders may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as continuing directors, even if our Board of Directors initially opposed the directors.

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Issuer would constitute a default thereunder. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Fundamental Change or require the purchase of such indebtedness upon a Fundamental Change. Moreover, the exercise by the holders of their right to require us to purchase the Notes could cause a default under such indebtedness, even if the Fundamental Change itself does not, due to the financial effect of such purchase on us. Our ability to pay cash to the holders of Notes following the occurrence of a Fundamental Change may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to finance a fundamental change offer.”

Notwithstanding anything to the contrary herein, a Fundamental Change Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of such Fundamental Change Offer.

The phrase “all or substantially all,” as used with respect to the assets of the Issuer in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

The provisions under the Indenture relative to our obligation to make an offer to purchase the Notes as a result of a Fundamental Change may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

For purposes of this discussion of a repurchase of the Notes following a Fundamental Change “Change of Control” means the occurrence of any of the following:

(1)        any “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% (or, in the case of any Permitted Holder, 50%) of the total voting power of the Voting Stock of the Parent;

(2)        individuals who on the Original Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors of the Parent then still in office who were either directors on the Original Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then in office;

(3)        the adoption of a plan relating to the liquidation or dissolution of the Parent;

(4)        the merger or consolidation of the Parent with or into another Person or the merger of another Person with or into the Parent, or the sale of all or substantially all the consolidated assets of Parent (but in any event, upon the sale of more than 35% of the consolidated assets of the Parent), to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets; or

(5)        the Parent ceases to own, directly, 100% of the Capital Stock of the Issuer.

For the avoidance of doubt, for purposes of determining beneficial ownership under clause (1) above, no Permitted Holder shall be deemed to be a “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) with Fairfax.

Certain Covenants

The indenture contains, among others, the covenants described below.

Suspension of Certain Covenants

If on any date following the Original Issue Date:

•

the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency); and

•	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants described below will be suspended:

(a)            “—Limitation on Indebtedness”;

(b)            “—Limitation on Restricted Payments”;

(c)            “—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(d)            “—Limitation on Sales of Assets and Subsidiary Stock”; and

(e)            clause (3) of the covenant described below under the caption “—Merger and Consolidation.”

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, then the foregoing covenants will be reinstituted as of and from the date of such rating decline. For the avoidance of doubt, calculations under the reinstated “Limitation on Restricted Payments” covenant will be made as if such covenant had been in effect since April 1, 2011, except that no default will be deemed to have occurred solely by reason of a Restricted Payment made prior to the date of the Indenture or during the time such that covenant was suspended.

There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.

Limitation on Indebtedness

(a)        The Issuer will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuer and the Restricted Subsidiaries will be entitled to Incur Indebtedness (including revolving credit Indebtedness) if, on the date of such Incurrence and after giving effect thereto, no Default has occurred and is continuing and the Maximum Balance Sheet Leverage Ratio is no greater than 1.5 to 1.0.

(b)        Notwithstanding the foregoing paragraph (a), the Issuer and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)        Indebtedness Incurred by the Issuer pursuant to any Credit Facility (including the Credit Agreement); provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (x) $150.0 million and (y) 8.0% of Total Assets;

(2)        Indebtedness owed to and held by the Issuer or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(3)        the Notes (other than any Additional Notes);

(4)        Indebtedness of the Issuer and its Subsidiaries outstanding on the Original Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)        Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Issuer (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Issuer); provided, however, at the time of such acquisition and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (5) and then outstanding does not exceed $25.0 million;

(6)        Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7)        Hedging Obligations of the Issuer or any Restricted Subsidiary entered into in the ordinary course of business and not for the purpose of speculation;

(8)        obligations in respect of letters of credit, performance, bid and surety bonds, completion guarantees, budget guarantees, payment obligations in connection with self-insurance or similar requirements provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(9)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10)      Indebtedness with respect to workers’ compensation claims in the ordinary course of business;

(11)      any Guarantee (including the Subsidiary Guaranties) by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture;

(12)      Indebtedness arising from agreements providing for indemnification, deposits, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) in the case of a disposition, the maximum liability in respect of such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being determined at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer or such Restricted Subsidiary in connection with such disposition;

(13)      Non-Recourse Indebtedness, Permitted Non-Recourse Carve-Out Guarantees and Permitted Co-investments;

(14)      Indebtedness constituting Subordinated Obligations, the net cash proceeds of which are used to purchase, repurchase, redeem, defease or otherwise acquire or retire for value the Subordinated Debentures and with a Stated Maturity that is no earlier than 180 days after the Stated Maturity of the Notes; and

(15)      Indebtedness of the Issuer or any Restricted Subsidiary (together with any refinancing thereof) in an aggregate principal amount which, when taken together with all other Indebtedness of the Issuer and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (14) above or paragraph (a)), does not exceed the greater of (x) $37.5 million and (y) 2.0% of Total Assets.

(c)        Notwithstanding the foregoing (except to the extent provided in the foregoing clause (14)), none of the Issuer or any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Issuer or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d)        For purposes of determining compliance with this covenant: (1) any Indebtedness outstanding under the Credit Agreement on the Original Issue Date will be treated as having been incurred on the Original Issue Date under clause (1) of paragraph (b) above; (2) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Issuer, in its sole discretion, will be permitted to classify all or a portion of such item of Indebtedness at the time of Incurrence, or later reclassify all or a portion of such item of Indebtedness, in one of the above clauses in any manner that complies with the covenant; and (3) the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above. Notwithstanding the foregoing, Indebtedness incurred under the Credit Agreement will be deemed to have been incurred under clause (1) of paragraph (b) above and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.

(e)        For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence; and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

(f)        In no event shall an Incurrence of Indebtedness made on the basis of consolidated financial statements prepared in good faith to be in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements that would have made such Incurrence prohibited at the time that it was made.

Limitation on Restricted Payments

(a)        The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(1)        a Default shall have occurred and be continuing (or would result therefrom);

(2)        the Issuer is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3)        the aggregate amount of such Restricted Payment and all other Restricted Payments made on or after the Original Issue Date would exceed the sum of (without duplication):

(A)        50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2011 to the end of the most recent fiscal quarter ended for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)        100% of the aggregate Net Cash Proceeds received by the Issuer from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to April 5, 2011 (other than an issuance or sale to a Subsidiary of the Issuer and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Issuer from its shareholders subsequent to the April 5, 2011; plus

(C)        the amount by which Indebtedness of the Issuer is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to April 5, 2011 of any Indebtedness of the Issuer convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the fair value of any other property, distributed by the Issuer upon such conversion or exchange); plus

(D)        an amount equal to the sum of the following since April 5, 2011: (x) the net reduction in the Investments (other than Permitted Investments) made by the Issuer or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, payments of interest on Indebtedness, dividends, repayments of loans or advances, or proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Issuer or any Restricted Subsidiary since the Original Issue Date; and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum in this clause (D) shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b)        The preceding provisions will not prohibit:

(1)        (A) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) subsequent to the Original Issue Date; or (B) any Restricted Payment made out of a substantially concurrent cash capital contribution received by the Issuer from its shareholders subsequent to the Original Issue Date; provided, however, that (i) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments; and (ii) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)        any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)        dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)        (A) payments or distributions to employees of Parent, the Issuer or any Restricted Subsidiary pursuant to incentive plans designed to pay employees amounts reflecting incentive compensation in recognition of performance thresholds achieved by such employees or (B) payments or distributions to employees of Parent, the Issuer or any Restricted Subsidiary of “co-investment return,” “carried interest” or other form of incentive compensation or performance fees or any distribution of an equity interest in respect thereof, or any other incentive distributions from Investment Subsidiaries or Co-investment Vehicles; provided, however, that such payments or distributions shall be excluded in the calculation of the amount of Restricted Payments;

(5)        so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of Parent or the Issuer or any of the Issuer’s Subsidiaries from employees (including substantially full-time independent contractors), former employees, directors, former directors or consultants of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors or consultants), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Parent or its Subsidiaries under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock (including pursuant to any net exercise or net settlement provisions); provided, however, that the aggregate amount of such repurchases and other acquisitions for cash shall not exceed the sum of (A) $10.0 million; (B) the Net Cash Proceeds from the sale of Capital Stock to members of management, consultants or directors of the Issuer and its Subsidiaries that occurred or occurs after April 5, 2011 (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above); and (C) the cash proceeds of any “key man” life insurance policies that are used to make such repurchases; provided further, however, that (x) such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments; and (y) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(6)        dividends to Parent to be used by Parent solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries, insurance and other compensation of the employees) incurred by Parent in the ordinary course of its business; provided, however, that such dividends shall not exceed $5.0 million in any calendar year; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(7)        so long as no Event of Default has occurred and is continuing, dividends or other payments to Parent to be used by Parent to pay dividends to the holders of the Parent’s Series A Preferred Stock and Series B Preferred Stock issued and outstanding as of the Original Issue Date, provided, however, that the aggregate amount of such dividends or other payments shall not exceed $8.5 million per year (provided that any unused amounts in any year continue to carry forward and increase such limit in each subsequent year); provided further, however, that such dividends or other payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)        payments to Parent in respect of federal, state and local taxes directly attributable to (or arising as a result of) the operations of the Issuer and its consolidated Subsidiaries; provided, however, that the amount of such payments in any fiscal year shall not exceed the amount that the Issuer and its consolidated Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer to pay such taxes as a stand-alone taxpayer (whether or not all such amounts are actually used by Parent for such purposes); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9)        Investments made pursuant to commitments to Invest if at the date such commitment was made, such Investment would have complied with this covenant; provided, however, that such Investment shall be excluded in the calculation of the amount of Restricted Payments;

(10)      upon the occurrence of a Change of Control (or similarly defined term in other Indebtedness) and within 90 days after completion of the Fundamental Change Offer (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or the Subsidiary Guarantors that is contractually subordinated to the Notes or to any Subsidiary Guaranty that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control (or similarly defined term in other Indebtedness), at a purchase price not greater than 101% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(11)      upon the occurrence of a Fundamental Change (or similarly defined term in the certificates of designation of Parent’s Series A Preferred Stock and Series B Preferred Stock) and within 90 days after completion of the Fundamental Change Offer (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of Parent’s Series A Preferred Stock and Series B Preferred Stock (or any dividend or other payment to Parent for such purpose) that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Fundamental Change (or similarly defined term in the certificates of designation of Parent’s Series A Preferred Stock and Series B Preferred Stock), at a purchase price not greater than the respective purchase prices specified in the certificates of designation of Parent’s Series A Preferred Stock and Series B Preferred Stock as in effect on the Original Issue Date;

(12)      within 90 days after completion of any offer to repurchase Notes pursuant to “—Limitation on Sales of Assets and Subsidiary Stock” (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or the Subsidiary Guarantors that is contractually subordinated to the Notes or to any Subsidiary Guaranty that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Disposition (or similarly defined term in other Indebtedness), at a purchase price not greater than 100% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(13)      the payment of any amounts in respect of Capital Stock by any Restricted Subsidiary organized as a partnership or a limited liability company or other pass-through entity: (a) to the extent of capital contributions made to such Restricted Subsidiary (other than capital contributions made to such Restricted Subsidiary by the Issuer or any Restricted Subsidiary); or (b) to the extent necessary for holders thereof to pay taxes with respect to the net income of such Restricted Subsidiary; provided, however, that except in the case of clause (b), no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom; provided, further, however, such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(14)      the payment of any dividend or distributions by a Restricted Subsidiary of the Issuer to the holders of its Capital Stock pursuant to the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the Restricted Subsidiary; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments; and

(15)      Restricted Payments in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this clause (15) which have not been repaid, does not exceed the greater of (x) $37.5 million; and (y) 2.0% of Total Assets; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

As of the date of this prospectus, no shares of the Parent’s Series A Preferred Stock or Series B Preferred Stock are outstanding.

In no event shall a Restricted Payment made on the basis of consolidated financial statements prepared in good faith to be in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements that would have made such Restricted Payment prohibited at the time that it was made.

For purposes of determining compliance with this covenant: (1) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the sub-clauses to clause (b) above, the Issuer, in its sole discretion, will be permitted to classify all or a portion of such Restricted Payment at the time it is made, or later reclassify all or a portion of such Restricted Payment, in one of the above sub-clauses in any manner that complies with the covenant; and (2) the Issuer will be entitled to divide and classify a Restricted Payment in more than one of the types of Restricted Payments described in the sub-clauses to clause (b) above.

For purposes of the above, as of March 31, 2018, the excess of the (x) sum of the amounts referred to in paragraphs (A), (B), (C) and (D) of clause (a)(3) above over (y) all Restricted Payments made on or after the Original Issue Date was approximately $1.45 billion.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer; (b) make any loans or advances to the Issuer; or (c) transfer any of its property or assets to the Issuer, except:

(1)        with respect to clauses (a), (b) and (c),

(A)        any encumbrance or restriction pursuant to an agreement of the Issuer or any of its Subsidiaries in effect at or entered into on the Original Issue Date;

(B)        any encumbrance or restriction contained in the terms of any agreement pursuant to which such Indebtedness was issued if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a covenant default contained in such Indebtedness or agreement; or (ii) the Issuer determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the Notes; and (y) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings or agreements (as determined by the Board of Directors in good faith);

(C)        any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer) and outstanding on such date;

(D)        any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A), (B) or (C) of clause (1) of this covenant or this clause (D) or contained in any amendment to an agreement referred to in clause (A), (B) or (C) of clause (1) of this covenant or this clause (D); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially less favorable, taken as a whole, to the noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(E)        any encumbrance or restriction pursuant to customary restrictions on, or customary conditions to the payment of dividends or other distributions on, equity interests owned by the Issuer or any Subsidiary in any joint venture or similar enterprise contained in the constitutive documents, including shareholders’ or similar agreements, of such joint venture or enterprise, to the extent encumbrances or restrictions apply solely to the income of such joint venture or similar enterprise;

(F)        any encumbrance or restriction pursuant to customary restrictions contained in (i) agreements governing any Non-Recourse Indebtedness or Permitted Co-investments; or (ii) the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Indebtedness or of any Co-investment Vehicle;

(G)        any encumbrance or restriction contained in the terms of any agreement governing Indebtedness directly or indirectly secured by real property or other related assets that are customary for real property financing transactions, such as cash collateral accounts or impounds or reserves required for payment of taxes, insurance, security deposits, capital expenditures and repairs, interest and tenant improvements and leasing commissions; and

(H)        any encumbrance or restriction pursuant to applicable law; and

(2)        with respect to clause (c) only,

(A)        any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests or licenses of intellectual property to the extent such provisions restrict the transfer of the lease or the property leased or licensed thereunder;

(B)        restrictions contained in security agreements, mortgages or other agreements securing Indebtedness of a Restricted Subsidiary or any agreement governing Non-Recourse Indebtedness to the extent such restrictions restrict the transfer of the property subject to such security agreements, mortgages or Non-Recourse Indebtedness;

(C)        restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(D)        any restriction with respect to a Restricted Subsidiary or its assets imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(E)        arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of the property or assets of the Issuer or any Restricted Subsidiary in a manner material to the Issuer and its Restricted Subsidiaries, taken as a whole.

Limitation on Sales of Assets and Subsidiary Stock

(a)        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)        the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all noncash consideration), as determined in good faith by members of the Issuer’s senior management, of the shares and assets subject to such Asset Disposition;

(2)        at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash or cash equivalents, Temporary Cash Investments or Replacement Assets or a combination of cash and cash equivalents, Temporary Cash Investments, and Replacement Assets; provided, however, that with respect to the sale of one or more real estate properties or related property, plant and equipment, or loans secured by real estate, up to 75% of the consideration may consist of Indebtedness of the purchaser of such real estate properties or related property, plant and equipment, or loans secured by real estate, so long as such Indebtedness is secured by a first or second priority Lien on the real estate property or properties or related property, plant and equipment, or loans secured by real estate, sold;

(3)        an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer (or such Restricted Subsidiary, as the case may be):

(A)        first, to the extent the Issuer elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase secured Indebtedness of the Issuer or any Restricted Subsidiary or Indebtedness (other than Disqualified Stock) of any other Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)        second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Issuer elects, to make a capital expenditure or to acquire Replacement Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)        third, to the extent of the Excess Proceeds (as defined below), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Issuer designated by the Issuer) to purchase Notes (and such other Senior Indebtedness of the Issuer) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above (excluding temporary reductions of revolving credit indebtedness made pursuant to the covenant described in the last sentence of the next paragraph), the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further, however, the Issuer will be deemed to have complied with clause (B) above if and to the extent that, within 365 days after the later of the Asset Disposition or the receipt of Net Available Cash, the Issuer or any of its Restricted

Subsidiaries has entered into and not abandoned or rejected a binding agreement to make a capital expenditure or to acquire Replacement Assets, and that such capital expenditure or acquisition is thereafter completed within 180 days after the end of such 365-day period.

The Net Available Cash of an Asset Disposition not applied pursuant to clauses (3)(A) and (B) above constitute “Excess Proceeds.” Excess Proceeds of less than $10.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equal or exceed such amount, the Issuer must, within 30 days, make an offer to purchase the Notes, in accordance with clause (3)(C) above. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)        the assumption of Indebtedness of the Issuer or any Restricted Subsidiary and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2)        securities received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of receipt.

(b)        In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Issuer) pursuant to clause (a)(3)(C) above, the Issuer will purchase Notes tendered pursuant to an offer by the Issuer for the Notes (and such other Senior Indebtedness of the Issuer) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Issuer was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest, if any, (or, in respect of such other Senior Indebtedness of the Issuer, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness of the Issuer) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuer will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be in minimum denominations of $2,000 principal amount or integral multiples of $1,000 greater thereof. The Issuer shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Issuer) pursuant to this covenant if the Excess Proceeds are less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c)        The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a)        The Issuer will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”) unless:

(1)        the terms of the Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)        if such Affiliate Transaction involves an amount in excess of $25.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Issuer disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3)        if such Affiliate Transaction involves an amount in excess of $50.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Issuer or the applicable Restricted Subsidiary or is not less favorable to the Issuer or the applicable Restricted Subsidiary than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b)        The provisions of the preceding paragraph (a) will not prohibit:

(1)        any Investment or other Restricted Payment, in each case not prohibited pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2)        any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3)        loans or advances to employees or consultants in the ordinary course of business of the Issuer or its Restricted Subsidiaries;

(4)        the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers, employees and consultants of the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(5)        any transaction between or among the Issuer, any Restricted Subsidiary, any Co-investment Vehicle or joint venture or similar entity (including any separate account or investment program managed, operated or sponsored by an Investment Subsidiary) which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, Co-investment Vehicle, joint venture or similar entity (including any separate account or investment program managed, operated or sponsored by an Investment Subsidiary);

(6)        the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer or Parent;

(7)        the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) or warrant agreement to which it is a party as of the Original Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Original Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the noteholders in any material respect;

(8)        any agreement as in effect on the Original Issue Date and described or incorporated by reference in the prospectus supplement relating to the offering of the Original Notes, or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable to the Issuer or the Restricted Subsidiaries) and the transactions evidenced thereby;

(9)        transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable Indenture which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(10)      the repurchase or other acquisition of the Parent’s warrants outstanding as of the Original Issue Date, pursuant to the terms of a plan (or amendment thereto) approved by the Board of Directors of Parent.

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Original Issue Date or thereafter acquired, securing any Obligations, other than Permitted Liens, without effectively providing that the Notes (or a Subsidiary Guaranty in the case of an Initial Lien of a Subsidiary Guarantor) shall be secured equally and ratably with (or, in the event the Lien related to Subordinated Obligations, prior to) the Obligations so secured for so long as such Obligations are so secured. Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)        the Issuer or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness”; and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”;

(2)        the net proceeds received by the Issuer or any Restricted Subsidiary in connection with such Sale/ Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of the Issuer) of such property; and

(3)        the Issuer applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.”

Merger and Consolidation

The Issuer will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)        the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, all the obligations of the Issuer under the Notes and the Indenture;

(2)        immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)        immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; and

(4)        the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction.

The Successor Company will be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and the predecessor Issuer, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

The Issuer will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)        except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Issuer provides an Officer’s Certificate to the Trustee stating that the Issuer will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2)        immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)        the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Parent will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)        the resulting, surviving or transferee Person (if not Parent) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of Parent, if any, under its Guaranty;

(2)        immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)        the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Guarantors

On the Original Issue Date, Parent and the initial Subsidiary Guarantors executed and delivered the Supplemental Indenture agreeing to fully and unconditionally Guarantee the Notes (including any Additional Notes) on an unsecured, senior basis. After the Original Issue Date, certain additional Subsidiary Guarantors executed supplemental indentures agreeing to fully and unconditionally Guarantee the Notes (including any Additional Notes) on an unsecured, senior basis. The Issuer has covenanted that, after the Original Issue Date, it will cause each domestic Restricted Subsidiary (other than (i) any Excluded Subsidiary and (ii) Restricted Subsidiary prohibited from providing a Guarantee by any agreement governing Non-Recourse Indebtedness (or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Indebtedness), any joint venture agreement or the terms of any Co-investment Vehicle or any separate account or investment program managed, operated or sponsored by an Investment Subsidiary) to execute and deliver to the Trustee a Guaranty Agreement pursuant to which such domestic Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

Not all of our subsidiaries that acquire properties or other assets in the future will become guarantors of the Notes. For example, the terms of the Non-Recourse Indebtedness agreements, partnership agreements, limited liability company operating agreements, other governing documents, joint venture agreements, Co-investment Vehicles, separate accounts and investment programs referred to above may prohibit the relevant subsidiary from guaranteeing the Notes. In many cases, the Indenture does not require these subsidiaries to guarantee the Notes. Accordingly, noteholders will not have a direct claim against these subsidiaries for payments on the Notes. See “Risk Factors—Risks Related to the Notes—The notes will not be guaranteed by all of our subsidiaries.”

SEC Reports

Notwithstanding that the Issuer may not be subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act, the Issuer will file with the SEC and make available to the Trustee and noteholders and deliver a copy to the Trustee within 15 days after it files them with the SEC such annual reports and such information, documents and other reports as are specified in Sections 13(a) and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed with the SEC at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to noteholders and deliver a copy to the Trustee within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Sections 13(a) or 15(d) of the Exchange Act; provided further, however, that (a) so long as Parent is the Guarantor of the Notes, the reports, information and other documents required to be filed and provided as described hereunder may, at the Issuer’s option, be filed by and be those of Parent rather than the Issuer; and (b) in the event that Parent conducts any business or holds any significant assets other than the capital stock of the Issuer at the time of filing and providing any such report, information or other document containing financial statements of Parent, Parent shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to the Issuer; provided further, however, that in no event shall the Issuer or Parent be required to make available to the Trustee or noteholders any material for which the Issuer or Parent is seeking, or has received, confidential treatment by the SEC, or any correspondence with the SEC or its staff. For purposes of this covenant, reports, information and documents publicly available on the SEC’s EDGAR system (or any successor thereto) shall be deemed to be available to the Trustee and noteholders.

Defaults

Each of the following is an Event of Default:

(1)        a default in the payment of interest on the Notes when due, continued for 30 days;

(2)        a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)        the failure by the Issuer, Parent or any Subsidiary Guarantor to comply with its obligations under “—Certain Covenants—Merger and Consolidation”;

(4)        the failure by the Issuer, Parent or any Subsidiary Guarantor, as the case may be, to comply for 60 days after receipt of written notice with any of its agreements contained in the Indenture (other than any other agreement specifically referred to in any of the other clauses of this definition of Event of Default), including its obligations in the covenants described above under “—Fundamental Change” (other than a failure to purchase Notes), “—Certain Covenants—Limitation on Indebtedness,” “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “——Limitation on Affiliate Transactions,” “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale/Leaseback Transactions” or “—Certain Covenants—Future Guarantors”;

(5)        the failure by the Issuer or Parent, as the case may be, to comply for 180 days after receipt of written notice with any of its obligations in the covenant described above under “—Certain Covenants—SEC Reports” (provided that, if applicable, failure by the Issuer or Parent to comply with the provisions of Section 314(a) of the Trust Indenture Act will not in itself be deemed a Default or an Event of Default under the Indenture);

(6)        (a) Indebtedness (other than Non-Recourse Indebtedness) of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $30.0 million; or (b) three or more unrelated instances at any one time where Non-Recourse Indebtedness of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the aggregate amount of such Non-Recourse Indebtedness that remains unpaid or accelerated exceeds the greater of (i) $200.0 million and (ii) 10% of Total Assets (clauses (a) and (b), together, the “cross acceleration provision”);

(7)        certain events of bankruptcy, insolvency or reorganization of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8)        any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $20.0 million is entered against the Issuer, any Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment becoming final and is not discharged, waived or stayed within 10 days after notice (the “judgment default provision”); or

(9)        the Parent Guaranty or a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or a Guarantor denies or disaffirms its obligations under its Guaranty.

However, a default under clause (4), (5) or (8) will not constitute an Event of Default until the Trustee notifies the Issuer or the holders of 25% in principal amount of the outstanding Notes notify the Issuer with a copy to the Trustee of the default in writing and the Issuer does not cure such default within the time specified after receipt of such notice. In the event of any Event of Default specified under clause (6), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders, if within 30 days after such Event of Default arose: (a) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or (b) the default that is the basis for such Event of Default has been cured.

The occurrence of certain Events of Default or an acceleration under the Indenture may constitute an event of default under certain other indebtedness of the Issuer or its subsidiaries outstanding from time to time.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest, if any, on all the Notes to be due and payable. Upon such declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)        such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)    holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)        such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)        the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)        holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

Notwithstanding anything to the contrary in the Indenture, holders of the Notes will have an absolute and unconditional right to receive payment of the principal of, and interest on, the Notes on or after the due dates expressed in the Indenture and the Notes and to institute suit for the enforcement of payment.

If a Default occurs, is continuing and the Trustee has received notice thereof, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after the Trustee receives such notice. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

As to the waiver of defaults, see “—Amendments and Waivers.”

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)        reduce the amount of Notes whose holders must consent to an amendment;

(2)        reduce the rate of or extend the time for payment of interest on any Note;

(3)        reduce the principal of or extend the Stated Maturity of any Note;

(4)        reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption”;

(5)        make any Note payable in money other than that stated in the Notes;

(6)        impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)        make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)        make any change in the ranking or priority of any Note or Guaranty that would adversely affect the noteholders; or

(9)        voluntarily release a Subsidiary Guarantor other than in accordance with the Indenture.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Issuer, Parent, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)        to cure any ambiguity, omission, defect or inconsistency;

(2)        to provide for the assumption by a successor corporation of the obligations of the Issuer, Parent or any Subsidiary Guarantor under the Indenture;

(3)        to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)        to add guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5)        to add to the covenants of the Issuer, Parent or any Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer, Parent or any Subsidiary Guarantor;

(6)        to make any change that does not materially adversely affect the rights of any holder of the Notes;

(7)        to comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

(8)        to conform the text of the Indenture, Guaranties or the Notes to any provision of the description of the Original Notes contained in the prospectus supplement relating to the offering of the Original Notes, to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture, the Guaranties or the Notes as certified in an Officer’s Certificate delivered to the Trustee; or

(9)        to amend the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Notes, except as required by law.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to deliver electronically, if held at DTC, or mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all holders and is paid to all holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance and Satisfaction and Discharge

At any time, we may terminate all our and each Guarantor’s obligations with respect to the Notes or the Guaranties under the Notes, the Guaranties and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Fundamental Change” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above and our Guarantor’s obligations under the Guaranties and the Indenture (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (7), (8) (with respect only to Significant Subsidiaries) or (9) under “—Defaults” above or because of the failure of the Issuer to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

In addition, the Issuer’s obligations under the Notes and with respect to the Notes under the Indenture, and each Guarantor’s obligations under its Guaranty, will terminate (a “satisfaction and discharge”), subject to certain limitations set forth in the Indenture, if:

(1)        all Notes previously authenticated and delivered (other than (i) destroyed, lost or stolen Notes that have been replaced; (ii) Notes that are paid; or (iii) Notes for whose payment money or U.S. Government Obligations have been held in trust and then repaid to the Issuer in accordance with the Indenture) have been delivered to the Trustee for cancellation and the Issuer has paid all sums payable by it under the Indenture; or

(2)        (A) the Notes mature within 60 days, or all of them are to be called for redemption within 60 days under arrangements satisfactory to the Trustee for giving the notice of redemption;

(B)        the Issuer irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder;

(C)        no Default has occurred and is continuing on the date of the deposit;

(D)        the deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Issuer is a party or by which it is bound; and

(E)        the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Concerning the Trustee

Wilmington Trust, National Association is to be the Trustee under the Indenture. We have appointed Wilmington Trust, National Association as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest and the Notes are in default, it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Subject to certain rights of the Trustee, holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder or control person of the Issuer, the Parent or any Subsidiary Guarantor will have any liability for any obligations of the Issuer, the Parent or any Subsidiary Guarantor under the Notes, any Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture, the Notes and the Guaranties, including any claim or controversy arising out of or relating to the Indenture, the Notes or the Guaranties, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof, other than Section 5-1401 of the General Obligations Law).

Certain Definitions

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Solely for purposes of the covenant described under “—Certain Covenants—Limitation on Affiliate Transactions” the term “Affiliate” shall be deemed to exclude Fairfax Financial Holdings Limited, a corporation organized under the laws of Canada, or any subsidiary or affiliate thereof (collectively, “Fairfax”); provided, however, that Fairfax will be deemed to be an “Affiliate” of the Issuer for purposes of clause (1) under paragraph (a) of “—Certain Covenants—Limitation on Affiliate Transactions” and shall comply with the requirements set forth under such clause; provided, further, however, that such requirements shall be deemed to have been satisfied in respect of any agreement as in effect on the Original Issue Date or any renewals, extension or amendments of any such agreements (so long as such renewals, extensions or amendments are not less favorable to the Issuer and its Restricted Subsidiaries) and the transactions evidenced thereby.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)        any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary);

(2)        all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

(3)        any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary,

other than, in the case of clauses (1), (2) and (3) above,

(A)        a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(B)        for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(C)        any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(D)        a disposition of Temporary Cash Investments in the ordinary course of business;

(E)        the disposition of property or assets that are obsolete, damaged or worn out;

(F)        the lease or sublease of office space in the ordinary course of business;

(G)        the sale of interests or investments in real estate or related assets and related personal property, or loans secured by real estate, in each case by an Investment Subsidiary or Co-investment Vehicle; and

(H)        a disposition of assets with a fair market value of less than $5.0 million;

provided, however, that a disposition of all or substantially all the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Fundamental Change” and/or the provisions described above under the caption “—Certain Covenants—Merger and Consolidation” and not by the provisions described above under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” covenant.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)        the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment, by

(2)        the sum of all such payments.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City or the place of payment.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased. For the avoidance of doubt, Capital Lease Obligations will not include ground leases of real property entered into in the ordinary course of business of the Issuer or its Restricted Subsidiaries.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, whether outstanding at the Original Issue Date or issued thereafter, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-investment Vehicle” shall mean an entity (other than a Restricted Subsidiary) formed for the purpose of investing principally, directly or indirectly, in (i) real estate related assets (including Indebtedness primarily secured by real estate or equity interests in entities, directly or indirectly, primarily owning real estate or related assets) or (ii) unsecured loans that are part of a loan pool, more than 90% of the aggregate principal balance of which falls within the preceding clause (i).

“Common Stock” shall mean the common stock of Parent.

“Consolidated Net Income” means, for any period, the net income or loss of the Issuer and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP after net income or loss attributable to the noncontrolling interests and before preferred stock dividends and accretion of issuance costs, plus depreciation and amortization of any real property (including furniture and equipment and other real estate assets); provided, however, that there shall be excluded:

(a)        the income of any such consolidated subsidiary to the extent that the declaration or payment of dividends or similar distributions by such consolidated subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such consolidated subsidiary;

(b)        the net income or net loss of any Person, other than the Issuer or a Restricted Subsidiary, except that, subject to the exclusion contained in clause (h) below, the aggregate amount of cash actually distributed by such Person to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in clause (a) above) shall be included in determining Consolidated Net Income;

(c)        the income or loss of any person accrued prior to the date it becomes a consolidated subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its consolidated subsidiaries or the date that such person’s assets are acquired by the Issuer or any of its consolidated subsidiaries;

(d)        any reduction for charges made in accordance with Financial Accounting Standard No. 141, 141R, 142 or 144 or any amendments or successors thereto;

(e)        all extraordinary gains and extraordinary losses and any gains or losses attributable to sales of assets out of the ordinary course of business (for the avoidance of doubt, the sale of real estate and real estate related assets shall always be deemed to be in the ordinary course of business);

(f)        any noncash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of Parent, the Issuer or any of its consolidated Subsidiaries;

(g)        any net noncash gain or loss resulting in such period from Hedging Obligations incurred in the ordinary course of business and made in accordance with Financial Accounting Standards Codification Topic No. 815; and

(h)        all gain or loss realized as a result of the cumulative effect of changes in accounting principles;

provided further, however, that Consolidated Net Income for any period shall be increased (i) by cash received during such period by the Issuer or any of its consolidated subsidiaries in respect of commissions receivable (net of related commissions payable to brokers) on transactions that were completed by any acquired business prior to the acquisition of such business and which purchase accounting rules under GAAP would require to be recognized as an intangible asset purchased, (ii) increased, to the extent otherwise deducted in determining Consolidated Net Income for such period, by the amortization of intangibles relating to purchase accounting in connection with any acquisition permitted by the Indenture and (iii) increased (or decreased, as the case may be), in connection with the sale of real estate during such period, to eliminate the effect of purchase price allocations to such real estate resulting from the consummation of any acquisition permitted by the Indenture.

“Credit Agreement” means the Revolving Loan Agreement among the Issuer, as borrower, Parent and certain Subsidiaries of the Issuer, as guarantors, U.S. Bank National Association as the administrative agent and the lenders from time to time party thereto, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness, including an indenture, incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Revolving Loan Agreement or a successor Credit Agreement.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreement, indenture or similar agreement, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)        matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)        is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)        is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale,” “change of control” or “termination of trading” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)        the “asset sale,” “change of control” or “termination of trading” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Fundamental Change”; and

(2)        any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

For the avoidance of doubt, the following shall not constitute Disqualified Stock:

(x)        the Series A Preferred Stock and the Series B Preferred Stock outstanding on the Original Issue Date; and

(y)        future issuances of Capital Stock having terms substantially similar to those of the Series A Preferred Stock and the Series B Preferred Stock, provided that, the “change of control” or “termination of trading” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Fundamental Change”; and any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Effective Tangible Net Worth” means as of any date of determination, stockholders’ equity of the Issuer and its Restricted Subsidiaries (excluding any amounts attributable to Disqualified Stock), less Intangible Assets.

“Equity Offering” means any primary offering of Capital Stock of Parent or the Issuer (other than Disqualified Stock) to Persons who are not Affiliates of Parent or the Issuer other than (1) public offerings with respect to the Parent’s Common Stock registered on Form S-8 and (2) issuances upon exercise of options by employees of the Parent or any of its Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (i) any Non-Material Subsidiary and (ii) any Restricted Subsidiary that is not a Wholly Owned Subsidiary, provided that all such non-Wholly Owned Subsidiaries in this clause (ii) may not, in the aggregate at any time, have assets (attributable to the Issuer’s and its domestic Restricted Subsidiaries’ equity interest in such entities) constituting more than 7.5% of the Issuer’s total assets on a consolidated basis based on the Issuer’s most recent internal financial statements.

“Fundamental Change” shall mean the occurrence of a Change of Control or a Termination of Trading.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that GAAP shall mean the generally accepted accounting principles in the United States of America as in effect as of April 5, 2011 in the event of a change in GAAP after April 5, 2011 that would have a material adverse (including, without limitation, the treatment of an operating lease as Indebtedness) or positive effect on the Issuer, including those set forth in:

(1)        the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)        statements and pronouncements of the Financial Accounting Standards Board;

(3)        such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)        the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)        to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership or other ownership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)        entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) customary environmental indemnities and non-recourse carve-out guarantees (including Permitted Non-Recourse Carve-Out Guarantees) requested by lenders in financing transactions secured by real property or loans secured by real estate, or (iii) completion and budget guarantees. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Parent and/or a Subsidiary Guarantor.

“Guaranty” means the Parent Guaranty and/or a Subsidiary Guaranty.

“Guaranty Agreement” means the Indenture as of the Original Issue Date or any supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, commodity price protection or hedging agreement or other similar agreements.

The term “holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness,” (1) amortization of debt discount or the accretion of principal with respect to a noninterest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)        the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)        all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)        all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)        all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 20th Business Day following payment on the letter of credit);

(5)        the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends), provided that, provisions relating to waterfall priority returns, carried interest and tax allocations included in partnership agreements, shareholder agreements, limited liability company operating agreements or other constitutive documents entered into in the ordinary course of business shall not constitute Preferred Stock of any Subsidiary of such Person;

(6)        all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)        all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)        to the extent not otherwise included in this definition, Hedging Obligations of such Person. Notwithstanding the foregoing, in connection with the purchase by the Issuer or any Restricted Subsidiary of any business or real property, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or post-closing prorations or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. Indebtedness of any Person shall include all Indebtedness of any partnership or other entity in which such Person is a general partner or other equity holder with unlimited liability other than (x) Indebtedness which is non-recourse to such Person and its assets (other than pursuant to Permitted Non-Recourse Carve-Out Guarantees) and (y) if such Person is an Investment Subsidiary, the indebtedness of a related Co-investment Vehicle.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the related contingency at such date; provided, however, that the principal amount of any noninterest bearing or other discount security at any date will be the principal amount thereof that would be shown on a balance sheet of such Person dated such date prepared in accordance with GAAP.

For purposes of calculating the Maximum Balance Sheet Leverage Ratio under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” the term Indebtedness shall exclude Hedging Obligations of the Issuer and its Restricted Subsidiaries.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Issuer.

“Initial Purchasers” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, U.S. Bancorp Investments, Inc., Fifth Third Securities, Inc., BBVA Securities Inc. and RBC Capital Markets, LLC.

“Intangible Assets” means, as of any date of determination, intangible assets of the Issuer and its Restricted Subsidiaries under GAAP.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value. For the avoidance of doubt, leases to tenants in the ordinary course of business of the Issuer or any Restricted Subsidiary shall not be deemed to constitute “Investments.”

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)        “Investment” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)        any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Subsidiary” shall mean (1) any Subsidiary engaged principally in the business of directly or indirectly buying, holding, transferring or selling real estate related assets, including securities of companies engaged principally in such business (including, without limitation, Real Estate Companies and Qualified REITs) and Indebtedness secured by real estate or equity interests in entities directly or indirectly owning real estate or related assets, or (2) any Subsidiary engaged principally in the business of investment management, including investing in and/or managing Co-investment Vehicles. For the avoidance of doubt, an “Investment Subsidiary” may be a Restricted Subsidiary or an Unrestricted Subsidiary.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Maximum Balance Sheet Leverage Ratio” means as of any date of determination with respect to the Issuer and its Restricted Subsidiaries, the ratio of total Indebtedness (excluding Non-Recourse Indebtedness) to Effective Tangible Net Worth, in each case as of the previous quarter end; provided, however, that:

(1)        if the Issuer or any Restricted Subsidiary has issued any Indebtedness (including if the proceeds of such Indebtedness have been deposited in an escrow account (as described in the definition of “Refinancing Indebtedness”)) since the previous quarter end that remains outstanding or if the transaction giving rise to the need to calculate the Maximum Balance Sheet Leverage Ratio is an issuance of Indebtedness, or both, the Maximum Balance Sheet Leverage Ratio shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been issued on the last day of the previous quarter; and

(2)        if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness (including any discharge of Indebtedness to occur upon release of such funds from any escrow account as referenced above) since the previous quarter end or if the transaction giving rise to the need to calculate Maximum Balance Sheet Leverage Ratio will include the repayment, repurchase, defeasance or discharge of Indebtedness, or both, the Maximum Balance Sheet Leverage Ratio shall be calculated after giving effect on a pro forma basis to the discharge of such Indebtedness, as if such discharge had occurred on the last day of the previous quarter.

For purposes of this definition, whenever pro forma effect is to be given to an issuance of Indebtedness or the discharge of Indebtedness, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and in a manner that is consistent with Rule 11-02(b)(6) of Regulation S-X promulgated by the SEC.

Solely for purposes of calculating the Maximum Balance Sheet Leverage Ratio under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” the term Indebtedness shall exclude (i) Guarantees of Indebtedness of a Co-investment Vehicle or separate account or investment program managed, operated or sponsored by an Investment Subsidiary in an amount not to exceed $50.0 million in the aggregate at any time outstanding; and (ii) Permitted Non-Recourse Carve-Out Guarantees.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1)        all legal, accounting, investment banking and brokerage fees, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)        all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must, by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)        all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4)        the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Material Subsidiaries” means all domestic Restricted Subsidiaries designated as Non-Material Subsidiaries by the Issuer; provided that all such domestic Restricted Subsidiaries may not, in the aggregate at any time have assets (attributable to the Issuer’s and its domestic Restricted Subsidiaries’ equity interest in such entities) constituting more than 3.75% of the Issuer’s total assets on a consolidated basis based on the Issuer’s most recent internal financial statements.

“Non-Recourse Indebtedness” means Indebtedness (including any and all refinancings thereof that would meet the criteria set forth below) of an Investment Subsidiary; provided, however, that (1) such Indebtedness is incurred solely in relation to the permitted investment activities (including investments in Permitted Mortgage Investments) or real estate related activities of such Investment Subsidiary or a Co-investment Vehicle or a separate account or investment program managed, operated or sponsored by an Investment Subsidiary, and (2) such Indebtedness is not Guaranteed by, or otherwise recourse to the Issuer or any Restricted Subsidiary (other than pursuant to a Permitted Non-Recourse Carve-Out Guarantee) other than the Investment Subsidiary that is the borrower; provided, further, that, if any such Indebtedness is partially Guaranteed by or otherwise recourse to the Issuer or any Restricted Subsidiary (other than pursuant to a Permitted Non-Recourse Carve-Out Guarantee and other than with respect to the Investment Subsidiary that is the borrower) and therefore does not meet the criteria set forth above, the portion of such Indebtedness that does meet the criteria set forth above shall be “Non-Recourse Indebtedness” hereunder.

“Notes” means the Issuer’s 5.875% Senior Notes due 2024.

“Obligations” means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of Parent or the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of Parent or the Issuer, as the case may be, by an Officer of Parent or the Issuer, respectively.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to Parent or the Issuer, satisfactory to the Trustee.

“Original Issue Date” means March 25, 2014.

“Parent” means Kennedy-Wilson Holdings, Inc., a Delaware corporation, and its successors.

“Parent Guaranty” means the Guarantee by Parent of the Issuer’s obligations with respect to the Notes contained in the Indenture.

“Permitted Co-investment” means any Investment by the Issuer or any of its Restricted Subsidiaries in, or any Guarantee by the Issuer or any of its Restricted Subsidiaries of the Indebtedness of, a Co-investment Vehicle or separate account or investment program managed, operated or sponsored by one or more Investment Subsidiaries; provided, however, that if, and only if such Investment or Guarantee (other than a Permitted Non-Recourse Carve-Out Guarantee), as applicable, is in an amount greater than $50.0 million, then (i) such

Investment shall not be greater than 75% of the aggregate commitment (including both committed equity and Indebtedness) of such Co-investment Vehicle or separate account or investment program and (ii) such Guarantee (other than a Permitted Non-Recourse Carve-Out Guarantee) shall not be greater than 75% of the aggregate committed Indebtedness of such Co-investment Vehicle or separate account or investment program; provided further, however, that the total amount of such Guarantees (other than Permitted Non-Recourse Carve-Out Guarantees) shall not exceed $50.0 million in the aggregate at any time outstanding. For the avoidance of doubt, in determining committed equity and Indebtedness of a Co-investment Vehicle, or separate account or investment program managed, operated or sponsored by one or more Investment Subsidiaries, the committed equity and Indebtedness of such Co-investment Vehicle and its subsidiaries, taken as a whole, or such separate account or investment program, shall be counted.

“Permitted Holders” means (1) William J. McMorrow, (2) any per Person both the Capital Stock and Voting Stock of which (or in the case of a trust, the beneficial interests of which) are majority owned by William J. McMorrow or a family member of William J. McMorrow, and (3) any family member of William J. McMorrow, or the estate or heirs of William J. McMorrow or any of his family members.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(1)        the Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that (A) the primary business of such Restricted Subsidiary is a Related Business and (B) such Restricted Subsidiary is not restricted from making dividends or similar distributions by contract, operation of law or otherwise, other than restrictions on dividends or distributions permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(2)        another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary (including any Investments acquired as a result of such merger, consolidation, transfer or conveyance to the extent that such Investments were not made in contemplation of, and were in existence on the date of, such merger, consolidation, transfer or conveyance); provided, however, that such Person’s primary business is a Related Business;

(3)        Investments made by Parent or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Disposition made in compliance with the covenant described above under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or from any other disposition or transfer of assets not constituting an Asset Disposition;

(4)        Investments represented by guarantees that are otherwise permitted by the Indenture;

(5)        cash and Temporary Cash Investments;

(6)        receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)        payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(8)        loans or advances to employees or independent contractors made in the ordinary course of business of the Issuer or such Restricted Subsidiary;

(9)        stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(10)        any Person where such Investment was acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11)        Hedging Obligations entered into in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business and not for the purpose of speculation;

(12)        any Person to the extent such Investment exists on the Original Issue Date or replaces or refinances an Investment in such Person existing on the Original Issue Date in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable than the Investment being renewed or replaced;

(13)        Investments in insurance on the life of any participant in any deferred compensation plan of the Issuer made in the ordinary course of business;

(14)        Permitted Co-investments; Permitted Non-Recourse Carve-Out Guarantees; Permitted Mortgage Investments, Capital Stock of any Qualified REIT and Qualified Real Estate Securities;

(15)        so long as no Default shall have occurred and be continuing (or result therefrom), any Person in an aggregate amount which, when added together with the amount of all the Investments made pursuant to this clause (15) which at such time have not been repaid through repayments of loans or advances or other transfers of assets, does not exceed the greater of (x) $30.0 million and (y) 1.75% of Total Assets, at any time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(16)        marketable securities of a Related Business or marketable securities where the primary purpose of such Investment is to facilitate Related Business, provided that such marketable securities shall not, in the aggregate at any time, have a fair market (measured at the time made and without giving effect to subsequent changes in value) that exceeds the greater of (x) $25.0 million and (y) 1.50% of Total Assets.

“Permitted Liens” means, with respect to any Person:

(1)        pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts, including deposits under agreements that provide that such deposit constitutes liquidated damages upon breach of such agreement (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)        Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s and repairmen’s Liens and other similar Liens, in each case for sums not yet due and payable or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(3)        Liens for taxes, fees, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)        Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)        Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations and Attributable Debt), statutory obligations, appeal bonds, performance bonds, mechanic’s lien release bonds and other obligations of a like nature, in each case in the ordinary course of business;

(6)        survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or conditions, covenants and restrictions, deed restrictions, zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)        Liens securing Indebtedness (including Capital Lease Obligations and Attributable Debt) Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property (real or personal, tangible or intangible), plant or equipment of such Person or a direct or indirect Subsidiary of such Person or an Investment of such Person; provided, however, that the Lien may not extend to any other property (other than the relevant property, plant or equipment) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8)        Liens arising out of judgments or awards in respect of which the Issuer or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $10.0 million at any time outstanding;

(9)        Liens existing on the Original Issue Date (other than the Liens securing Indebtedness pursuant to any Credit Facility);

(10)        Liens on property (real or personal, tangible or intangible) or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)        Liens on property at the time such Person or any of its Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(12)        Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Subsidiary of such Person;

(13)        Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same properly securing such Hedging Obligations;

(14)        (A) Liens securing Senior Indebtedness Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness” in an aggregate amount not to exceed the amount of Indebtedness Incurred under clause (b)(1) of such covenant and then outstanding, and (B) Liens on Senior Indebtedness securing any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by Liens permitted by this clause (14);

(15)        Liens on specific items of inventory or other goods of such Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person solely to facilitate the purchase, shipment or storage of such inventory or other goods;

(16)        Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer or any Subsidiary of the Issuer in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States; and (B) such deposit account is not intended by the Issuer or any Subsidiary to provide collateral to such depository institution;

(17)        Liens securing Non-Recourse Indebtedness or guarantees (including Permitted Non-Recourse Carve-Out Guarantees) thereof (and Refinancings of any of the foregoing) on assets or Capital Stock of Restricted Subsidiaries formed solely for the purpose of, and which engage in no business other than, any Related Business;

(18)        Liens encumbering the assets of or secured by Permitted Mortgage Investments or Co-investment Vehicles;

(19)        Liens securing Indebtedness which, taken together with all other Indebtedness secured by Liens (excluding Liens permitted by clauses (1) through (18) above or clause (20) below) at the time of determination, does not exceed the greater of (x) $37.5 million and (y) 2.0% of Total Assets; and

(20)        Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (7), (9), (10) or (11); provided, however, that:

(A)        such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such properly or proceeds or distributions thereof); and

(B)        the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (9), (10) or (11) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Permitted Mortgage Investment” means any Investment in secured notes, mortgages, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivatives or other secured debt instruments, so long as such Investment relates directly or indirectly to real property that constitutes or is used as land, office, multifamily, residential, industrial, retail, hotel or mixed-use property.

“Permitted Non-Recourse Carve-Out Guarantees” means customary completion or budget guarantees, indemnities or other customary guarantees provided to lenders (including by means of separate indemnification agreements, carve-out guarantees or pledges of the equity interests in the borrower or the parent of the borrower under Non-Recourse Indebtedness by the direct parent of the borrower (or the indirect parent of the borrower, provided that the pledgor’s only assets are direct or indirect equity interests of the borrower) under such Non-Recourse Indebtedness in order to secure such Non-Recourse Indebtedness) provided in the ordinary course of business and consistent with past practice by the Issuer or a Restricted Subsidiary in financing transactions that are directly or indirectly secured by real property or other related assets (including Capital Stock) of a Restricted Subsidiary (including an Investment Subsidiary), Co-Investment Vehicle, joint venture, Unrestricted Subsidiary or a separate account or investment program managed, operated or sponsored by an Investment Subsidiary and that may be full or partial recourse or non-recourse to the Restricted Subsidiary (including an Investment Subsidiary), Co-Investment Vehicle, joint venture, Unrestricted Subsidiary or separate account or investment program managed, operated or sponsored by an Investment Subsidiary, in each case that is the borrower (or the direct or indirect parent of the borrower) in such financing, but is non-recourse to Issuer or any other Restricted Subsidiary except for such customary completion or budget guarantees, indemnities or other customary guarantees (including by means of separate indemnification agreements or carve-out guarantees) and except for pledges of the equity interests in the borrower or the parent of the borrower under Non-Recourse Indebtedness by the direct parent of the borrower (or the indirect parent of the borrower provided that the pledgor’s only assets are direct or indirect equity interests of the borrower) under such Non-Recourse Indebtedness in order to secure such Non-Recourse Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

The “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Qualified Real Estate Company” means any Real Estate Company that is controlled, managed, operated or sponsored by the Issuer or any Restricted Subsidiary or any Real Estate Company into which Parent, the Issuer, or its Restricted Subsidiaries contributes or has contributed direct or indirect interests in real estate and related assets in exchange for the Capital Stock of such Real Estate Company.

“Qualified Real Estate Securities” means any securities issued by a Qualified Real Estate Company.

“Qualified REIT” means a domestic or foreign REIT or its operating partnership subsidiary into which Parent, the Issuer or its Restricted Subsidiaries contribute direct or indirect interests in real estate and related assets in exchange for the Capital Stock of the REIT or its operating partnership subsidiary.

“Rating Agencies” means each of S&P and Moody’s or any successor to the respective rating agency business thereof; provided that if either of S&P or Moody’s ceases to provide rating services to issuers or investors, the Issuer may select (as certified by a resolution of the Board of Directors) a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) as a replacement agency for either S&P or Moody’s, as the case may be.

“Real Estate Company” means any corporation, limited liability company, limited partnership or other entity, including REITs, whether foreign or domestic, the primary object and purpose of which is the acquisition, disposition, management, development, promotion, sale, lease of, or investment in, real estate-related assets, including indebtedness secured by real estate-related assets.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Issuer or any Restricted Subsidiary existing on the Original Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)        such Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being Refinanced; and (y) the 91st day after the maturity date of the Notes;

(2)        such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)        such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)        if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Issuer or (B) Indebtedness of the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary; and provided further, however, that to the extent any new Indebtedness to be applied to Refinance any Indebtedness of the Issuer or its Restricted Subsidiaries:

(x)        is incurred in compliance with clauses (1), (2), (3) and (4) above and with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(y)        the net proceeds of which are deposited into an escrow account at a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) to be held in escrow for a period of not more than 90 days from the date of receipt of such net proceeds; and

(z)        are to be held in such escrow account (together with any additional necessary funds) for the satisfaction and discharge, defeasance or other extinguishment of the Indebtedness to be Refinanced in connection with its Stated Maturity or in connection with an irrevocable notice of redemption, then such new Indebtedness shall be deemed to be “Refinancing Indebtedness” for the purposes of this definition, notwithstanding that such old Indebtedness remains outstanding pending release of such funds from escrow.

“Registration Rights Agreement” means the Registration Rights Agreement dated the Original Issue Date, among the Issuer, Parent, the Subsidiary Guarantors and the representative of the Initial Purchasers, as the same may be amended from time to time.

“Related Business” means any business in which the Issuer was engaged on the Original Issue Date and any business related, ancillary or complementary to any business of the Issuer in which the Issuer was engaged on the Original Issue Date.

“Replacement Assets” means (1) any property or other assets (other than Indebtedness and Capital Stock) used or useful in a Related Business, (2) substantially all the assets of a Related Business or a majority of the Voting Stock of any Person engaged in a Related Business that will become on the date of acquisition thereof a Restricted Subsidiary, (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary that is engaged in a Related Business, (4) any Permitted Co-investment, (5) Capital Stock of any Qualified REIT, or (6) Capital Stock of any Qualified Real Estate Company.

“Restricted Payment” with respect to any Person means:

(1)        the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Issuer or a Restricted Subsidiary, and other than dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary in accordance with its organizational documents to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)        the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Issuer (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuer that is not Disqualified Stock);

(3)        the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person, if such Person is the Issuer or a Subsidiary Guarantor (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)        the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Issuer or a Restricted Subsidiary on the Original Issue Date or thereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer of a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1)        Indebtedness of such Person, whether outstanding on the Original Issue Date or thereafter Incurred; and

(2)        accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes or the Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)        any obligation of such Person to any Subsidiary;

(2)        any liability for federal, state, local or other taxes owed or owing by such Person;

(3)        any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4)        any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person;

(5)        any Capital Stock; or

(6)        that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of the Indenture for purposes of this clause (6) if (x) the holders of such Indebtedness or their representative or the Issuer shall have furnished to the Trustee an opinion of recognized independent legal counsel, unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an Officer’s Certificate) to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture or (y) such Indebtedness consists of Bank Indebtedness, and the holders of such Indebtedness or their agent or representative (1) had no actual knowledge at the time of the Incurrence that the Incurrence of such Indebtedness violated the Indenture and (2) shall have received an Officer’s Certificate to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture.

“Series A Preferred Stock” means the Parent’s 6.00% Series A Preferred Stock. As of the date of this prospectus, no shares of the Series A Preferred Stock is outstanding.

“Series B Preferred Stock” means the Parent’s 6.452% Series B Preferred Stock. As of the date of this prospectus, no shares of the Series B Preferred Stock is outstanding.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Debentures” means the Issuer’s junior subordinated debentures due 2037, outstanding on the Original Issue Date.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Original Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)        such Person;

(2)        such Person and one or more Subsidiaries of such Person; or

(3)        one or more Subsidiaries of such Person,

and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that executed the Supplemental Indenture as a guarantor on the Original Issue Date and each other Subsidiary of the Issuer that thereafter guaranteed or will guarantee the Notes pursuant to the terms of the Indenture. The following Subsidiaries of the Issuer will be Guarantors as of the date on which the Exchange Notes are initially issued: Kennedy-Wilson Properties, Ltd., a Delaware corporation; Kennedy-Wilson Property Services, Inc., a Delaware corporation; Kennedy-Wilson Property Services II, Inc., a Delaware corporation; Kennedy Wilson Property Services III, L.P., a Delaware limited partnership; Kennedy-Wilson Property Equity, Inc., a Delaware corporation; Kennedy-Wilson Property Equity II, Inc., a Delaware corporation; Kennedy-Wilson Property Special Equity, Inc., a Delaware corporation; Kennedy-Wilson Property Special Equity II, Inc., a Delaware corporation; Kennedy Wilson Property Special Equity III, LLC, a Delaware limited liability company; K-W Properties, a California corporation; Kennedy Wilson Property Services III GP, LLC, a Delaware limited liability company; KW BASGF II Manager, LLC, a Delaware limited liability company; KWF Investors I, LLC, a Delaware limited liability company; KWF Investors III, LLC, a Delaware limited liability company; KWF Manager I, LLC, a Delaware limited liability company; KWF Manager II, LLC, a Delaware limited liability company; KWF Manager III, LLC, a Delaware limited liability company; Kennedy Wilson Overseas Investments, Inc., a Delaware corporation; Fairways 340 Corp., a Delaware corporation; KW–Richmond, LLC, a Delaware limited liability company; SG KW Venture I Manager LLC, a Delaware limited liability company; KW Loan Partners I LLC, a Delaware limited liability company; KW Summer House Manager, LLC, a Delaware limited liability company; KW Montclair, LLC, a Delaware limited liability company; KW Serenade Manager, LLC, a Delaware limited liability company; K-W Santiago Inc., a California corporation; KW Redmond Manager, LLC, a Delaware limited liability company; Dillingham Ranch Aina LLC, a Delaware limited liability company; 68-540 Farrington, LLC, a Delaware limited liability company; KW Dillingham Aina LLC, a Delaware limited liability company; Kennedy Wilson Fund Management Group, LLC, a California limited liability company; Kennedy-Wilson International, a California corporation; Kennedy-Wilson Tech Ltd., a California corporation; KWP Financial I, a California corporation; Kennedy-Wilson Properties, LTD., an Illinois corporation; Kennedy Wilson Auction Group Inc., a California corporation; KWF Manager IV, LLC, a Delaware limited liability company; KW Ireland, LLC, a Delaware limited liability company; Kennedy Wilson Property Equity IV, LLC, a Delaware limited liability company; Kennedy Wilson Real Estate Sales & Marketing, a California corporation; KWF Investors IV, LLC, a Delaware limited liability company; KWF Investors V, LLC, a Delaware limited liability company; Meyers Research, LLC, a Delaware limited liability company; KW Armacost, LLC, a Delaware limited liability company; Santa Maria Land Partners Manager, LLC, a Delaware limited liability company; KW Investment Adviser, LLC, a Delaware limited liability company; Kennedy-Wilson Capital, a California corporation; KW Four Points LLC, a Delaware limited liability company; KW Loan Partners VII, LLC, a Delaware limited liability company; KWF Investors VII, LLC, a Delaware limited liability company; KWF Manager VII, LLC, a Delaware limited liability company; KW Residential Capital, LLC, a Delaware limited liability company; KW Boise Plaza, LLC, a Delaware limited liability company; KW Loan Partners VIII, LLC, a Delaware limited liability company; Kennedy Wilson Property Services IV, L.P., a Delaware limited partnership; Kennedy Wilson Property Services IV GP, LLC, a Delaware limited liability company; KW EU Loan Partners II, LLC, a Delaware limited liability company; KW 1200 Main LLC, a Delaware limited liability company; KW Harrington LLC, a Delaware limited liability company; KW 5200 Lankershim Manager, LLC, a Delaware limited liability company; KWF Manager

X, LLC, a Delaware limited liability company; KWF Manager XI, LLC, a Delaware limited liability company; KWF Manager XII, LLC, a Delaware limited liability company; KW Real Estate Venture XIII, LLC, a Delaware limited liability company; KWF Manager XIII, LLC, a Delaware limited liability company; KW EU Loan Partners III, LLC, a Delaware limited liability company; KW EU Investors I, LLC, a Delaware limited liability company; KW Richfield Plaza, LLC, a Delaware limited liability company; KW Currier Square Shopping Center, LLC, a Delaware limited liability company; KW Creekview Shopping Center, LLC, a Delaware limited liability company; KW Securities, LLC, a Delaware limited liability company; KW Victory Land Loan, LLC, a Delaware limited liability company (formerly, KW 2012O LLC); KW Victory Plaza Loan, LLC, a Delaware limited liability company (formerly, KW 2012P LLC); Country Ridge IX, LLC, a Delaware limited liability company (formerly, KW 2012V LLC and KW Odgen Hotel, LLC); KW EU Investors VIII, LLC, a Delaware limited liability company (formerly, KW 2012X LLC); KW Park Santa Fe, LLC, a Delaware limited liability company (formerly, KW 2013A LLC); KW Cypress, LLC, a Delaware limited liability company (formerly, KW 2013B LLC); KW Tacoma Condos, LLC, a Delaware limited liability company (formerly, KW 2013C LLC); KW Desert Ramrod Sponsor, LLC, a Delaware limited liability company (formerly, KW 2013D LLC, a Delaware limited liability company); KW Red Cliff Shopping Center, LLC, a Delaware limited liability company; KW Holiday Village Shopping Center, LLC, a Delaware limited liability company; KW 9350 Civic Center Drive, LLC, a Delaware limited liability company; KW Taylor Yard 55, LLC, a Delaware limited liability company; KW Hilltop Manager II, LLC, a Delaware limited liability company; KW Bozeman Investors, LLC, a Delaware limited liability company; KW One Baxter Way GP, LLC, a Delaware limited liability company; KW Riverdale and 36, LLC, a Delaware limited liability company (formerly, KW 2013P LLC); KW 400 California Member, LLC, a Delaware limited liability company (formerly, KW 2013Q LLC); KW CIG Management Services, LLC, a Delaware limited liability company (formerly, KW 2013R LLC); KW Terra West Sponsor, LLC, a Delaware limited liability company (formerly, KW 2013U LLC); KW Hanover Quay, LLC, a Delaware limited liability company (formerly, KW 2013V LLC); Kennedy Wilson Property Equity VI, LLC, a Delaware limited liability company (formerly, KW 2013W LLC); Kennedy Wilson Property Services VI, LLC, a Delaware limited liability company (formerly, KW 2013X LLC); KW LV 3 Sponsor, LLC, a Delaware limited liability company (formerly, KW 2013Z LLC); KW NB LLC, a Delaware limited liability company (formerly, KW2013BB LLC); and KW Camarillo Land, LLC, a Delaware limited liability company (formerly, KW2013CC LLC).

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(1)        any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)        investments in time deposit accounts, bankers’ acceptances, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor;

(3)        repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above and clauses (4) and (5) below entered into with a bank meeting the qualifications described in clause (2) above;

(4)        investments in commercial paper, maturing not more than one year from the date of creation thereof, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(5)        investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

“Termination of Trading” shall mean the termination (but not the temporary suspension) of trading of the Common Stock of Parent, which will be deemed to have occurred if the Common Stock or other securities into which the Parent’s Series A Preferred Stock and Series B Preferred Stock are convertible are not, or are not permitted to be, listed for trading on the New York Stock Exchange or any other U.S. national securities exchange.

“Total Assets” means, as of any date of determination, the total consolidated assets of the Issuer and its Restricted Subsidiaries under GAAP, as of the end of the most recent completed fiscal quarter for which internal financial statements are available, calculated on a pro forma basis to give effect to any acquisition or disposition of assets, companies, divisions, lines of businesses or operations by the Issuer and its Restricted Subsidiaries subsequent to the end of such fiscal quarter and on or prior to the date of determination.

“Unrestricted Subsidiary” means:

(1)        any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)        any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Issuer could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” (irrespective of whether that covenant remains in effect) and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants—Limitation on Indebtedness,” whenever it is necessary to determine whether the Issuer has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof. For the avoidance of doubt, if the capital structure of such Person includes both (x) capital or similar interests; and (y) profit, “promote” or similar interests, then Voting Stock shall be deemed to refer only to such capital or similar interests and not to such profit, “promote” or similar interests.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or one or more Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form

The Exchange Notes will be issued in registered, global form (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Book-Entry, Delivery and Form—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)        upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)        ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A. /N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1)        any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)        any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)        DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)        the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)        there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes under prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture)

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the exchange of the privately placed notes for the exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the privately placed notes or the exchange notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the exchange of the privately placed notes for the exchange notes pursuant to the exchange offer.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	United States persons (as defined in the Code) whose functional currency is not the U.S. dollar;

•	persons holding the privately placed notes or exchange notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the privately placed notes or the exchange notes being taken into account in an “applicable financial statement” (as defined in the Code);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell the privately placed notes or the exchange notes under the constructive sale provisions of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds the privately placed notes or the exchange notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the privately placed notes or the exchange notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF THE PRIVATELY PLACED NOTES FOR THE EXCHANGE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Pursuant to the Exchange Offer

The exchange of the privately placed notes for the exchange notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the privately placed notes. Accordingly, the exchange of the privately placed notes for the exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the privately placed notes exchanged therefor and the same tax consequences to holders as the exchange notes have to holders, including without limitation, the same issue price, tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for privately placed notes where the privately placed notes were acquired as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days after the day the registered exchange offer expires, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may request in the letter of transmittal.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the privately placed notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of privately placed notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters will be passed on for us by Kulik, Gottesman & Siegel, LLP, Los Angeles, California. The validity of the exchange notes and the related guarantees offered hereby will be passed upon for us by Latham  & Watkins LLP, Los Angeles, California.

EXPERTS

The consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules III and IV (collectively, the “consolidated financial statements”), and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports appear in the annual report on Form 10-K of Kennedy-Wilson Holdings, Inc. for the fiscal year ended December 31, 2017, and are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$250,000,000

Kennedy-Wilson, Inc.

Exchange Offer for

5.875% Senior Notes due 2024

PROSPECTUS

June 28, 2018